AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2005

                                                 Registration No. 333-__________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission file number 000-49971


                         OCEAN WEST HOLDING CORPORATION

                 (Name of Small Business Issuer in its charter)


             Delaware                      6162                  71-087-6952
(State or other jurisdiction of Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number Identification No.)

                              4117 West 16th Square
                              Vero Beach, FL 32967
                                 (772) 492-0104
          (Address and telephone number of principal executive offices)

                              4117 West 16th Square
                              Vero Beach, FL 32967
                                 (772) 492-0104
                    (Address of principal place of business)

      Copies of all communications to agent for service should be sent to:

                             Elliot H. Lutzker, Esq.
                               Robinson & Cole LLP
                          885 Third Avenue, Suite 2800
                             New York, NY 10022-4834
                            Telephone: (212) 451-2900
                            Facsimile: (212) 451-2999

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                      CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED             SHARE(1)              PRICE(1)          REGISTRATION FEE
---------------------------        ------------       ------------------    ------------------     ----------------
Common stock, par value,
  $.01 per share                     18,647,276             $1.70               $31,700,369            $3,731.13

Total

----------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c), based on the last sale price of $1.70 of the Registrant's common stock on September 9, 2005 on the NASD Over-the-Counter Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission ("SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                SUBJECT TO COMPLETION - DATED SEPTEMBER 14, 2005

                         OCEAN WEST HOLDING CORPORATION

                        18,647,276 Shares of Common Stock

This prospectus relates to the public offering ("Offering") of up to 10,666,670 shares of our common sold to accredited investors and institutional investors in a private equity offering, together with 500,000 shares issued to Vertical Capital Partners, Inc. as a finder's fee, and an additional 1,066,710 shares issued to Vertical as placement agent ("Placement Agent") as a sales commission and an aggregate of 6,413,896 shares issued pursuant to the Company's Securities Exchange Agreement with InfoByPhone, or an aggregate of 18,647,276 shares of Common Stock. The Shares will be offered from time to time for the account of the stockholders identified in the "Selling Stockholder" section of this prospectus.

The shares may be offered in transactions conducted on the NASD Over-The-Counter Bulletin Board ("OTCBB"), in privately negotiated transactions or through a combination of such methods. The shares may be sold at prices relating to the prevailing market prices, at privately negotiated prices or at other prices, which may change from time to time and from offer to offer.

Our common stock is currently traded on the OTCBB, under the symbol "OWHC.OB." On September 13, 2005, the closing price of our common stock, as reported by the OTCBB, was $1.90 per share.

The shares being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read and consider the "Risk Factors" commencing on page 6 for information that should be considered in determining whether to purchase any of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is ____________, 2005

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

Government filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.


TABLE OF CONTENTS                                                         Page

INTRODUCTORY COMMENTS........................................................3
SUMMARY......................................................................3
WHERE YOU CAN FIND MORE INFORMATION..........................................6
RISK FACTORS.................................................................6
CHANGES IN ACCOUNTANTS......................................................13
USE OF PROCEEDS.............................................................14
PRICE RANGE OF COMMON STOCK.................................................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS .................15
BUSINESS....................................................................18
MANAGEMENT..................................................................32
PRINCIPAL STOCKHOLDERS......................................................35
SELLING STOCKHOLDERS........................................................36
DESCRIPTION OF SECURITIES...................................................40
PLAN OF DISTRIBUTION........................................................41
EXPERTS.....................................................................42
LEGAL MATTERS...............................................................42
INDEX TO FINANCIAL STATEMENTS...............................................43

                              INTRODUCTORY COMMENTS

USE OF NAMES

Throughout this prospectus, the terms "we," "us," "our" and "our Company" refer to Ocean West Holding Corporation ("Ocean West") and, unless the context indicates otherwise, includes Ocean West's wholly-owned subsidiaries, InfoByPhone, Inc. and InfoByPhone, LLC (collectively, "IBP").

FORWARD-LOOKING STATEMENTS

      Statements contained in this prospectus include "forward-looking statements" within the meaning of such term in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by the forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "could," "project," "expect," "believe," "estimate," "anticipate," "intend," "continue," "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

      Potential risks and uncertainties include, among other things, such factors as:

      o     our business strategies and future plans of operations,

      o general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate,

      o the market acceptance and amount of sales of our products and services,

      o     our historical losses,

      o the competitive environment within the industries in which we compete,

      o     our ability to raise additional capital, when needed for expansion,

      o the other factors and information discussed in other sections of this prospectus and in the documents incorporated by reference in this prospectus.

      Persons reading this prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     SUMMARY

BUSINESS

      InfoByPhone, Inc. ("IBP"), a wholly-owned subsidiary of Ocean West Holding Corporation, is a communications technology company that provides users of handheld cellular devices with access to information regardless of location through its AskMeNow(TM) Service (the "Service"). The Service is a new mobile information content service users of any mobile device with text messaging/SMS or email capability, can use to call, email, or text message (SMS) questions. An answer is then text messaged or e-mailed back to the consumer's mobile device, usually within a matter of minutes.

      The Service is accessible anytime and anywhere, through every possible way that wireless technology allows people to communicate via a mobile device. Using proprietary software and proprietary methods, the Service has the research capability to answer virtually any information-based question, including current news and events, sports scores, historical statistics, weather, entertainment, stock quotes and market data, driving directions, travel schedules and availabilities, emergency disaster information, comparison shopping, restaurant information and reservations, director assistance, and random trivia (literature, history, science, etc.). Once information is accessed from third party strategic partners, it is refined to a format suitable for easy reading on the screen of a user's mobile device and quickly emailed or text messaged back to the user.

      We anticipate launching the product from beta in the Fall of 2005. The release will be primarily to cell phone users in the U.S. and Canada. We will utilize a national marketing program via a television commercial that will run on local cable networks in the top 100 markets in the U.S. Our product is expected to generate revenues through fees generated from advertisers utilizing our ad space to promote products and by charging customers that ask questions that are not able to be asked in our Template Formats. We also expect to generate revenue from affiliate partnerships whereby our customers purchase ring tones, wallpaper, games and other items.

      We are in the process of relocating our corporate offices to Southern California and expect to have a number of our staff relocate to our new office.

OUR COMPANY

      Ocean West was originally formed in Delaware on August 15, 2000 as the holding company of Ocean West Enterprises, ("OWE"), a California corporation. The holding company received all of the shares of OWE in exchange for shares of its stock effective March 11, 2002. OWE was incorporated in November 1988 in the state of California and was engaged in the business of mortgage banking/brokering, operating under the name of Ocean West Funding. The Company declared a dividend of 100% of the common stock of OWE to the holders of record of the Company's common stock on May 23, 2005. As of May 23, 2005, OWE assumed and the Company assigned to OWE all liabilities of the Company. As a result of the foregoing pursuant to the Exchange Agreement described below, InfoByPhone became the sole operating business of the Company. IBP was originally organized as an Ohio limited liability company on January 7, 2004. On June 10, 2004, IBP merged with and into a Delaware corporation.

REVERSE MERGER TRANSACTION

      Pursuant to a Securities Exchange Agreement and Plan of Reorganization dated as of April 5, 2005, by and among the Company, IBP and the shareholders of IBP ("Exchange Agreement") effective June 6, 2005, the Company acquired IBP, a Delaware corporation, in a reverse merger pursuant to which IBP became a wholly-owned subsidiary of the Company, as (i) the Company acquired all of the issued and outstanding shares of common stock of IBP in exchange for an aggregate of 6,000,000 shares of authorized, but unissued, shares of common stock, par value $.01 of the Company, which together with 500,000 shares issued to Vertical Capital Partners as a finders fee constituted in excess of 50% of the capital stock of the Company, (ii) the existing directors of the Company, Marshall Stewart and Daryl Meddings, agreed to resign 10 days after the mailing of the Company's Schedule 14f-1, and resigned on July 18, 2005, and the two director designees of IBP joined the Company (the "Designated Directors"), (iii) the existing officers of the Company resigned and were replaced by the officers of IBP, and (iv) OWE was spun-off to the Company's stockholders of record as of May 23, 2005.

      In addition, the Company completed an equity offering ("Offering") for an aggregate minimum purchase amount of 2,500,000 shares at $.30 per share of common stock, or an aggregate minimum purchase price of $750,000, and the aggregate maximum purchase amount of 10,666,666 shares at $.30 per share of common stock, or an aggregate maximum purchase price of $3,200,000, as amended, all of which was raised as of July 31, 2005. There were approximately 25,733,280 shares of our common stock issued and outstanding following the completion of the Offering. All of the foregoing is hereinafter referred to as the "Transaction." The following events have also occurred in connection with the
Transaction:

      1. The holders of all issued and outstanding shares of all series of the Company's preferred stock, as well as Class B Common Stock, contributed to capital all of such issued and outstanding shares of their stock to the Company and such shares were cancelled as part of the OWE spin-off described above.

      2. The Company agreed to file a Certificate of Amendment to its Certificate of Incorporation upon the effective date of an Information Statement filed with the SEC to:

            (i) change its name to AskMeNow, Inc.

            (ii) increase its authorized Common Stock to 100,000,000 shares; and

            (iii) eliminate the provisions allowing cumulative voting.


                          SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of Ocean West appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements.

STATEMENT OF OPERATIONS DATA:

                                                                           For the period  For the period
                                                              For the Six  January 7, 2004 from January 7,
                                   For the Three Months         Months      (inception) to 2004 (inception) to
                                      Ended June 30,         Ended June 30,    June 30,     December 31,
                                --------------------------    -----------    -----------    -----------
                                   2005            2004           2005           2004           2004
                                -----------    -----------    -----------    -----------    -----------
                                       (Unaudited)            (Unaudited)    (Unaudited)

Net sales.....................  $     3,586             --    $     6,318             --    $     2,848
Operating expenses............    1,325,954    $    66,770      1,617,772    $   106,939        797,693

Net loss before provision for
   income taxes...............   (1,322,368)       (66,770)    (1,611,454)      (106,939)      (794,845)
Provision for income taxes....           --             --             --             --             --
   Net (loss).................   (1,322,368)       (66,770)    (1,611,454)      (106,939)      (794,845)

Net loss per basic
   and diluted shares.........  $     (0.15)   $     (0.05)   $     (0.27)   $     (0.07)   $     (0.44)

Weighted average number of
   common shares
   outstanding................    8,736,548      1,465,000      5,951,317      1,465,000      1,796,882

BALANCE SHEET DATA:


                                  June 30,     December 31,
                                    2005          2004
                                -----------    -----------
                                (Unaudited)
Current assets ...............  $     1,614    $     1,350
Total assets .................  $    23,097    $    25,495

Current liabilities ..........  $   427,748    $   130,806
Long-term debt
Total liabilities ............  $   427,748    $   130,806

Stockholders' equity (deficit)     (404,651)      (105,311)

                       WHERE YOU CAN FIND MORE INFORMATION

      Our common stock is traded on the OTCBB under the symbol OWHC. Material filed by us can also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

      We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our comment stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Darryl Cohen, the Company's Chief Executive Officer at Ocean West Holding Corporation, 4117 West 16th Square, Vero Beach, FL 32967; telephone:
(772) 492-0104; fax: (772) 778-1025; URL: www.askmenow.com.

      We have filed a Registration Statement on Form SB-2 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

      Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                                  RISK FACTORS

      The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and this Offering prior to making any investment. These risk factors are summary in nature and are not intended to be exhaustive or set forth all the possible risks and uncertainties that may be associated with purchasing or owning this investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in this Offering.

RISKS RELATING TO THE COMPANY

IBP HAS ONLY LIMITED REVENUE TO DATE AND LIMITED CASH ON HAND AND IS DEPENDENT ON A SINGLE PRODUCT.

      IBP currently offers only one product, the AskMeNow(TM) service, and anticipates that this product will account for substantially all of the Company's revenues, if any, for the foreseeable future. As of June 30, 2005, the Company had an accumulated deficit of $2,406,299 and stockholders' deficiency of ($404,651).

IF WE CANNOT ESTABLISH SUFFICIENT USAGE OF THE ASKMENOW SERVICE AMONG CELL PHONE AND HAND-HELD DEVICE USERS, OUR BUSINESS WILL FAIL.

      We will be successful only if a significant number of cell phone and hand-held device users adopt our services as a method of making inquiries over their cell phones and hand-held devices. Cell phone and hand-held device users have a variety of other search techniques, including other search engines and subject-matter directories, available to them to find information over their cell phones and hand-held devices. It is difficult to predict the rate at which users will sample our services and the extent to which they will adopt them as their search technology. Even in the case of repeat users, it is difficult to know whether they return to our service because they are satisfied with our offerings or because they are dissatisfied with the alternatives. At any time, users of our services might revert to prior search techniques or choose new search techniques altogether. We cannot assure you that sufficient acceptance of our search technologies and services will occur in order to maintain our validity.

OUR GROWTH WILL DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN NEW USERS THROUGH EFFECTIVE PROMOTIONAL CAMPAIGNS.

      We believe that favorable consumer and business community perceptions of the Company's brands are essential to our future success. Accordingly, we intend to continue pursuing brand-enhancement strategies, which may include mass market and multimedia advertising, promotional programs and public relations activities. As with any public awareness campaign, we face the risk that our expenditures might not lead to the desired result; that is we might experience no net increase in our brand recognition or brand loyalty or our number of new users. Furthermore, even if such increases occur, they might not be sufficiently large to justify the expenditures. If we are unable to promote brand awareness and loyalty in a cost-effective manner, we are unlikely to attract new users and our existing user base might shrink through attrition.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO DEVELOP AND EXPAND OUR CUSTOMER BASE AND EXPAND INTO NEW MARKETS AND INDUSTRIES.

      Our success will depend on our ability to market the AskMeNow service, and to continue to develop and introduce new products and professional services that keep pace with competitive introductions and technological developments, satisfy diverse and evolving customer requirements, and otherwise achieve market acceptance. Any failure by us to anticipate or respond adequately to changes in technology, or any significant delays in our development efforts, could make our services unmarketable or obsolete. We may not be successful in developing and marketing quickly and effectively. In addition, we may not be able to offer future versions or upgrades of our products that respond to technological advances or new market requirements.

      Our future success depends on our ability to continue to improve our existing products and to develop new products using the latest technology that can satisfy customer requirements. We cannot be certain that we will successfully complete these enhancements within the necessary time period or that customers will accept our new products, or any future products. Our failure to complete the enhancement of these products or the failure of our current or future products to gain or maintain market acceptance could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN THE MARKETS IN WHICH WE COMPETE.

      The market for the AskMeNow service is characterized by rapid technological developments and frequent new product introductions, enhancements and modifications. Our success will depend in large part on our ability to develop new technologies that anticipate changing customer requirements. We may need to make substantial capital expenditures and incur significant research and development costs to develop and introduce new products and enhancements. If we fail to timely develop and introduce new technologies, our business, financial condition and results of operations would be adversely affected.

THE COMPANY WILL FACE SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS, WHICH IT MAY NOT BE ABLE TO SATISFY, AND SUCH A SCENARIO MAY CAUSE THE COMPANY TO DELAY OR CURTAIL ITS BUSINESS PLAN.

      There  can be no  assurance  that  the  Company's  current  cash  and cash equivalents will be sufficient to fund the Company's operations until profitability. The Company may seek additional funding through collaborative arrangements with corporate partners and through public or private debt or equity financings. Any additional equity financing may be dilutive to stockholders, and any debt financing, if available, may involve restrictions on the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. The Company currently has no commitments for any additional financings, and there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay or curtail its operations.

THE COMPANY IS DEPENDENT ON THIRD-PARTY PROVIDERS AND CONSULTANTS.

      The Company relies on a number of third-party providers to obtain information necessary to answer queries posed by users of the AskMeNow service. The Company has not obtained agreements from each of these parties which it is required to obtain, and may therefore be denied access to certain providers. The Company will also rely on third-party wireless providers to expand the market and platforms for the AskMeNow service. Should the Company be unable to enter into satisfactory arrangements with these parties or in the event of the failure of any third-party supplier, consultant, or other provider to timely perform their obligations or commitments, the AskMeNow service would be unable to operate in an efficient manner which could result in the loss of customers or a curtailment of its operations.

THE  OPERATING   PERFORMANCE  OF  COMPUTER   SYSTEMS  AND  CELL  PHONE  PROVIDER
INFRASTRUCTURE IS CRITICAL TO OUR BUSINESS AND REPUTATION.

      Any system failure, including network, software or hardware failure due to a computer virus or otherwise, that causes an interruption in our service or a decrease in our responsiveness could result in reduced cell phone and hand-held user traffic and reduced revenues for our business. In addition, any disruption to our customers' use of our service due to problems with cell-phone or hand-held networks may result in a reduction in the use of our service which will decrease our revenues.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO ADDITIONAL RISKS AND ADDITIONAL INTERNATIONAL EXPANSION EFFORTS MIGHT LOSE MONEY.

      Our main facility for the AskMeNow service is located in the Philippine Islands. We employ several of our full time employees in the Philippines and we intend to substantially increase the size of that staff to handle increased volume of inquiries.

      Our foreign operations would be subject to various risks associated with international operations, including:


      o     the impact of business cycles and downturns in foreign economies;

      o longer payment cycles and greater difficulty in accounts receivable collections;

      o time and resources required to comply with foreign regulatory requirements;

      o     unexpected changes in regulatory requirements;

      o     difficulties and costs of staffing and managing foreign operations;

      o potential tax liabilities if our transfer-pricing practices are successfully challenged by the tax authorities of the nations in which we operate;

      o     reduced   protection  for  intellectual   property  rights  in  some
            countries;

      o unanticipated tax costs associated with the cross-border use of intangible assets;

      o     political and economic instability;

      o     fluctuations in currency exchange rates;

      o difficulty in maintaining effective communications with employees and customers due to distance, language and cultural barriers;

      o     competition  in   international   markets  from  a  broad  range  of
            competitors.

EXISTING OR NEW COMPETITORS MAY DEVELOP COMPETING OR SUPERIOR TECHNOLOGIES.

      IBP has developed and is continuing to develop its AskMeNow service. The Company is aware of several similar products which will likely compete with the AskMeNow service. Larger companies have the capital, technology, personnel, and marketing strength to support their existing products and develop new products to compete with the AskMeNow service. There can be no assurance that competing services will not emerge that may be superior and/or cheaper than the Company's AskMeNow service, or that similar technologies which may render the AskMeNow service obsolete or uncompetitive and prevent the Company from achieving or sustaining profitable operations.

      All of these factors result in greater challenges from our existing competitors as well as increasing competition from new competitors and require us to continue to invest in, and focus on, research and development and new product innovation. No assurance can be given that we will be able to compete effectively in the future, which would have a material adverse effect on our business, financial condition and results of operations

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR CONTENT AND TECHNOLOGY.

      We seek to develop and maintain the proprietary aspects of our products and technology. To protect our proprietary content and technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright, and trademark laws. We will seek to avoid disclosure of our trade secrets through a number of means including, but not limited to, requiring those persons with access to our proprietary information to execute work for hire agreements and restricting access to our source codes. We seek to protect our software, documentation, and other written materials under trade secret and copyright laws, which afford only limited protection. We do not currently have proprietary products or technologies that are patented and other parties may have dominating patent claims.

      Other parties may have patent rights relating to the same subject matter covered by our products or technologies, enabling them to prevent us from operating without obtaining a license and paying royalties. The validity and enforceability of our proprietary technology, if any, may also be affected by future legislative actions or judicial decisions. We have received no trademark registrations, and may not receive any. Potential trademarks may not provide us with any competitive advantages. None of our trademarks may be registrable, and other parties may have priority of use of such trademarks or variants thereof. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and intellectual property or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our intellectual property exits, piracy can be expected to be a persistent problem. In addition, the laws and enforcement mechanisms of some foreign countries do not protect our proprietary rights as much as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our content or other intellectual property.

      Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in implementation of our services or require us to enter into license agreements. Licenses, if required, may not be available on terms acceptable to us, the absence of which could seriously harm our business.

A BREACH OF OUR SECURITY COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES.

      We attempt to protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could reduce our ability to retain or attract customers, damage our reputation or subject us to litigation. We could be subject to denial of service, vandalism and other attacks on our systems by cell phone hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures might fail. Our insurance coverage might be insufficient to cover losses that result from such events.

WE MAY NOT EFFECTIVELY MANAGE OUR FUTURE GROWTH.

      To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. Moreover, the Company will need to increase staffing and effectively train, motivate and manage its employees. Failure to manage growth effectively could harm the Company's business, financial condition, or results of operations.

      A key part of our strategy is to grow, which may strain our resources. We cannot assure you that we will be able to manage our growth effectively. To manage future growth, we will be required to expand our management team and hire additional technical and skilled personnel, which we may not be able to do effectively. If we grow, we also will be required to continue to improve our operational and financial systems, procedures, and controls and expand, train, retain, and manage our employee base.

      If our systems, procedures, and controls are inadequate to support our operations, our expansion would be halted, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively would have a material adverse effect on our business, results of operations, and financial condition.

THE DEPARTURE OF OR FAILURE TO RECRUIT KEY PERSONNEL COULD HAVE A DETRIMENTAL EFFECT ON THE COMPANY.

      Our success depends on identifying, hiring, training, and retaining professionals. If a significant number of our current employees or any of our senior managers resign, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. We cannot be assured that our key personnel will not leave us. We require work for hire agreements with substantially all of our technical and professional employees. There is no guarantee that the invention and confidentiality provisions contained in the work for hire agreements would be enforced by a court if the Company were to seek to enforce its rights under these provisions. Even if we retain our current employees, our management must continually recruit talented professionals for our business to grow. These professionals must have skills in software development, business strategy, marketing, branding, technology, and creative design. We compete intensely for qualified personnel with other companies. If we cannot attract, motivate, and retain qualified professionals, our business and results of operations will be materially and adversely affected.

      The Company's success is highly dependent on the retention of existing management and technical personnel, including Darryl Cohen, the Company's President and Chief Executive Officer. Although the Company has entered into a three-year Employment Agreement with Mr. Cohen, at this stage in the Company's history, the loss or unavailability of any member from the senior management team or technical staff could seriously impede its ability to complete the development of the AskMeNow service. The Company also risks being unable to timely attract the highly skilled, experienced and motivated employees necessary to execute its business strategy.

IF WE FAIL TO FULLY IMPLEMENT OUR FINANCIAL AND MANAGERIAL CONTROLS, REPORTING SYSTEMS, AND PROCEDURES, AND IF WE DO NOT EFFECTIVELY EXPAND, TRAIN, AND MANAGE OUR WORKFORCE, OUR BUSINESS WILL SUFFER SUBSTANTIALLY AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

      Successful implementation of our business plan requires an effective planning and management process. Our business will suffer dramatically if we do not effectively manage our growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and we will need to continue to expand, train, and manage our workforce. Our anticipated future growth in our operations will place a significant strain on our management systems and resources. We plan to add to our sales and marketing, customer support, and product development personnel. Our future performance may also depend on the effective integration of acquired businesses. This integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources. There can be no assurance that any cash distributions to members will be made.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

      Any new law or regulation pertaining to the cell phone usage and cell phone add on services or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the usage and cell phone add on services. These laws or regulations may relate to liability for information retrieved from or transmitted over the cell phone, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services.

      We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the cell phone or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and seriously harm our profitability.

      Legislation limiting the ability of the states to impose taxes on cell phone-based transactions was enacted by the United States Congress. Legislation imposing a three-year moratorium on certain state taxes on electronic commerce transactions, known as the Internet Tax Freedom Act, was enacted by the United States Congress in 1998, and subsequently extended to October 31, 2007. The moratorium applies to multiple or discriminatory taxes on electronic commerce, except for those in effect on the date of legislative enactment in 1998. It is unclear what action, if any, Congress might take next with respect to state taxation of electronic and its failure to renew the current moratorium would allow states to impose new taxes on electronic and cell-phone based commerce. The imposition of such taxes on services such as ours could impair the growth the growth of the electronic commerce marketplace and impair our ability to remain profitable.

      In addition, we are not certain how our business might be affected by the application to cell phone commerce of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the cell phone. As a result, they do not contemplate or address the unique issues of the cell phone and related technologies. Changes in laws intended to address such issues could create uncertainty in the cell phone market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

      Due to the nature of the cell phone, it is possible that the governments of other states and foreign countries might attempt to regulate cell phone transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws might be modified and new laws might be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) could increase the costs of regulatory compliance for us or force us to change our business practices.

RISKS RELATING TO THIS OFFERING

THERE IS NOT NOW, AND THERE MAY NOT EVER BE AN ACTIVE MARKET FOR OUR COMMON STOCK. THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THESE SECURITIES.

      Although the Ocean West Common Stock is quoted on the OTCBB, trading of its common stock is sporadic. There can be no assurance a more active market for such common stock will develop. Accordingly, investors must therefore bear the economic risk of an investment in the Shares for an indefinite period of time. Even if an active market develops for the Shares, Rule 144 promulgated under the Securities Act ("Rule 144"), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that we will fulfill our reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability.

ASSOCIATED PERSONS AND OTHER PERSONS AFFILIATED WITH THE PLACEMENT AGENT OWN 2,711,000 OF OCEAN WEST'S OUTSTANDING SHARES.

      As of the date hereof, Robert DePalo, the president of the Placement Agent and Michael Morris, the executive vice president and a registered representative with the Placement Agent, own 610,000 and 450,000 shares, respectively, of our Common Stock. In addition, counsel to the Placement Agent and the wife of Mr. DePalo (as to which shares he disclaims beneficial interest) own 500,000 and 400,000 shares, respectively. Lastly, Robert Fallah, a director of the Placement Agent, owns 751,000 of our shares. The ownership of these shares may create conflicts of interest between the subscribers to this offering and those of the Placement Agent.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED AT OUR SOLE DISCRETION AND MAY BE HIGHER THAN THE VALUE OF THE COMMON STOCK AFTER THE OFFERING.

      No outside consultants or investment bankers were engaged to render an opinion on the price for the Common Stock. The price at which the Common Stock is being offered does not necessarily bear any relationship to our value or our assets.

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

      If you purchase Shares in this Offering, you will incur immediate and substantial dilution. In the event we obtain any additional funding, such financings are likely to have a dilutive effect on the value of your Shares.

THE OCEAN WEST COMMON STOCK MAY BE CONSIDERED "A PENNY STOCK" AND BE DIFFICULT TO SELL.

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Ocean West Common Stock and may affect the ability of investors to sell their shares. In addition, since the Ocean West Common Stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the Ocean West Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A SIGNIFICANT NUMBER OF THE OCEAN WEST'S SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF ITS STOCK.

      Sales of a significant number of shares of the Ocean West Common Stock in the public market following this Offering could harm the market price of the Ocean West Common Stock. As additional shares of the Ocean West Common Stock become available for resale in the public market pursuant to the registration of the sale of the shares issued in this Offering, and otherwise, the supply of the Ocean West Common Stock will increase, which could decrease its price. The Company has registered 18,647,276 shares of Common Stock in this Offering. Some or all of the shares of Ocean West Common Stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of Ocean West Common Stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market Ocean West Common Stock in an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or a national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

      Prior to this Offering, our officers, directors, and principal stockholders owned approximately 7.8% of the issued and outstanding Common
Stock. Since they will continue to control a significant percentage of our outstanding Common Stock, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Stock. This concentration of ownership may not be in the best interests of stockholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE, AND THE LACK OF DIVIDENDS MAY HAVE A NEGATIVE EFFECT ON THE STOCK PRICE.

      We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain its future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on the Ocean West Common Stock in the foreseeable future.

WE ARE SUBJECT TO CRITICAL ACCOUNTING POLICIES, AND WE MAY INTERPRET OR IMPLEMENT REQUIRED POLICIES INCORRECTLY.

      We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

                             CHANGES IN ACCOUNTANTS

      On July 28, 2005, the Company engaged Webb & Company, PA ("Webb") to act as the independent public accountant to audit Ocean West's financial statements for the year ending December 31, 2005, replacing De Joya & Company ("De Joya"). The Registrant made this change in independent public accountant because IBP has become the sole operating company of the Registrant and IBP decided to continue to use its existing auditors, Webb. On July 28, 2005, De Joya was dismissed as the Registrant's independent registered public accountant for the year ending September 30, 2005. Registrant's change in independent public accountant was approved by the full Board of Directors of the Registrant on July 28, 2005. De Joya did not audit the Registrant's financial statements. They were engaged on January 31, 2005 to replace Chavez & Koch, CPA's ("Chavez & Koch") who resigned because they decided to no longer represent public companies and did not renew its certificate with the Public Company Accounting Oversight Board ("PCAOB"). Chavez and Koch was the Company's independent auditor and examined the financial statements of the Company for the fiscal year ending September 30, 2004. Hein and Associates LLC ("Hein") was the Company's independent auditor and examined the financial statements of the Company for the fiscal year ended September 30, 2003.

      The audit reports of Chavez & Koch and Hein on the financial statements of the Registrant as of and for the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2003, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to the Registrant's ability to continue as a going concern.

      During the Company's two most recent fiscal years and through the date of this filing, there were no disagreements between the Company and De Joya, the Company and Chavez or between the Company and Hein, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to De Joya, Chavez or Hein's satisfaction would have caused Chavez or Hein to make reference to the subject matter of the disagreement(s) in connection with our reports.

      During the Company's two most recent fiscal years and through the date of this filing, the Company did not consult with Webb with respect to any matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-B.

                                 USE OF PROCEEDS

      We will not receive proceeds from the sale of shares offered hereby by the Selling Shareholders.

                           PRICE RANGE OF COMMON STOCK

      Ocean West Common Stock has traded on the NASD OTCBB under the symbol "OWHC.OB" since August 12, 2002. The following table sets forth the high and low closing bid prices for the Common Stock, as reported by Pink Sheets, LLC for the periods indicated below. The following quotations represent prices between dealers and do not include retail markups, markdowns or commissions. They do not represent actual transactions and have not been adjusted for stock dividends or splits.

             2005                  HIGH            LOW
   ------------------------     -----------    -----------
        Second Quarter          $      1.40    $       .18
     (Ended June 30, 2005)

        First Quarter           $       .21    $       .10
    (Ended March 31, 2005)

             2004
   ------------------------
         Fourth Quarter         $       .25    $       .15
   (Ended December 31, 2004)

        Third Quarter           $       .27    $       .11
   (Ended June 30, 2004)

        Second Quarter          $       .45    $       .09
   (Ended March 31, 2004)

         First Quarter
   (Ended December 31, 2003)    $       .35    $       .15

             2003
   ------------------------
        Fourth Quarter
   (Ended September 30, 2003)   $       .40    $       .13

        Third Quarter
    (Ended June 30, 2003)       $       .20    $       .07


      As of September 12, 2005, there were 1,206 holders of record of our Common Stock. On September 13, 2005, the closing price of our Common Stock was $1.90 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

      In December 2001, the SEC requested that all registrants discuss their "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one that is both important to the portrayal of the company's financial condition and results and that requires management's most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain.

      While Ocean West's significant accounting policies are more fully described in Footnote 1 to Ocean West's financial statements "Summary of Significant Accounting Policies" included elsewhere in this prospectus, Ocean West currently believes the following accounting policies to be critical:

REVENUE RECOGNITION

      Revenue is recognized over the service period. The Company bills for its services one year in advance. All prepaid annual services revenue is deferred and recognized over the service period.

RESEARCH AND DEVELOPMENT

      We account for research and development costs in accordance with several accounting pronouncements, including SFAS 2, Accounting for Research and Development Costs.

ACCOUNTS RECEIVABLE; ALLOWANCE FOR DOUBTFUL ACCOUNTS

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

RECENT ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4"" SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29," and SFAS No. 123 (revised 2004), "Share-Based Payment," were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

MATERIAL CHANGES IN RESULTS OF OPERATIONS

SIX-MONTH PERIOD ENDED JUNE 30, 2005, AS COMPARED TO THE PERIOD JANUARY 7, 2004 (INCEPTION) TO JUNE 30, 2004

      We reported sales of $3,586 and $6,318 for the three and six months ended June 30, 2005, respectively, as compared to $0 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. The increase in our sales was due to the Company rolling out its service on a subscription basis.

      Research and development expenses have increased to $40,956 and $41,856 for the three and six months ended June 30, 2005, respectively, as compared to $28,000 and $31,576 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. This increase was a result of the Company's continued development of its services and products.

      Cost of revenue have increased to $175,265 and $221,264 for the three and six months ended June 30, 2005, respectively, as compared to $0 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. The Company has incurred significant costs in implementing its services. Most of the costs are derived from its call center in the Philippines and amounts paid to third party content providers.

      General and administrative costs have increased to $26,282 and $59,827 for the three and six months ended June 30, 2005, as compared from $15,310 and $30,027 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. The Company is incurring additional expenses as it implements its business plan.

      Professional fees have increased to $108,894 and $142,015 for the three and six months ended June 30, 2005, as compared to $23,460 and $45,336 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. Most of these costs are legal and accounting associated with the Company's merger and private placement of securities.

      Payroll expense has increased to $38,204 and $159,900 for the three and six months ended June 30, 2005, as compared to $0 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. The Company has begun to build up its staffing in anticipation of increased operations.

      Interest expense has increased to $3,989 and $4,296 for the three and six months ended June 30, 2005, as compared to $0 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. Interest expense is a direct result of the Company's $100,000 promissory note entered into in March 2005. The note bore interest at a rate of 16% per annum. The note was repaid in July 2005.

      Stock Compensation has increased to $932,364 and $988,614 for the three and six months ended June 30, 2005, as compared to $0 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. During 2005, the Company issued 2,662,400 shares of common stock for services valued at $689,063. The shares were valued at a recent cash offering price. In addition, the Company issued a total of 2,070,000 shares of common stock value at $471,000 to four consultants for services. The Company recorded the fair market on the date of issuance based on recent cash offering prices. For the three and six months ended June 30, 2005, the Company recognized $187,050 and $187,050, respectively, in stock compensation expense. All of the foregoing increases are directly related to increases in our marketing efforts, including preparation for our expected fall 2005 launch.

      We anticipate that our total operating expenses will continue to increase in future periods as our sales increase. Included in these anticipated increases are salaries and benefits for additional employees, increased marketing and advertising expenses. We also anticipate that our professional fees will continue to increase as we seek to raise additional capital. We cannot, however, at this time predict the amount of any of these increases.

      We reported a net loss of $1,322,368 and $1,611,454 for the three and six months ended June 30, 2005, as compared to $66,770 and $106,939 for the three months ended June 30, 2004 and the period January 7, 2004 (Inception) to June 30, 2004. Our revenues are not sufficient to fund our operations and we anticipate that we will incur losses for the foreseeable future until such time as we can significantly increase our revenues. Because of the early stage of our business, the highly competitive nature of our industry and our lack of sufficient working capital, it is unlikely that we will be able to increase our revenues in the near future to a level which will sustain our operations and enable us to report a profit.

FOR THE PERIOD ENDED JANUARY 7, 2004 (INCEPTION) TO DECEMBER 31, 2004

      We reported sales of $2,848 for the period January 7, 2004 (Inception) to December 31, 2004. This was due to the Company rolling out its service on a subscription basis.

      Selling expenses were $36,215 for the period January 7, 2004 (Inception) to December 31, 2004. The Company has incurred advertising expense as it rolled out its services.

      Research and development expenses were $33,032 for the period January 7, 2004 (Inception) to December 31, 2004. This was due to the Company's continued development of its services and products.

      Cost of revenue was $74,934 for the period January 7, 2004 (Inception) to December 31, 2004. The Company has incurred significant costs in implementing its services. Most of the costs are derived from its call center in the Ohio and amounts paid to third party content providers.

      General and administrative costs were $279,927 for the period January 7, 2004 (Inception) to December 31, 2004. The Company incurred expenses as it implemented its business plan.

      Professional fees were $127,845 for the period January 7, 2004 (Inception) to December 31, 2004. Most of these costs were legal and accounting costs associated with the Company's private placement of securities.

      Payroll expense was $198,865 for the period January 7, 2004 (Inception) to December 31, 2004. The Company has begun to build up its staffing of operations in anticipation of increased operations.

      Stock Compensation was $46,875 for the period January 7, 2004 (Inception) to December 31, 2004. The Company issued 300,000 common stock options with an exercise price of $.25 to a consultant for services. The Company recorded the fair market value of the options based in the intrinsic value of $225,000, which was the difference between the exercise price and the fair market value of the common stock on the date of grant. The Company recorded the amortization on the consulting contract over the life of the contract.

      We anticipate that our total operating expenses will continue to increase in future periods as our sales increase. Included in these anticipated increases are salaries and benefits for additional employees, increased marketing and advertising expenses. We also anticipate that our professional fees will continue to increase as we seek to raise additional capital. We cannot, however, at this time predict the amount of any of these increases.

      We reported a net loss of $794,845 for the period January 7, 2004 (Inception) to December 31, 2004. Our revenues are not sufficient to fund our operations and we anticipate that we will incur losses for the foreseeable future until such time as we can significantly increase our revenues. Because of the early stage of our business, the highly competitive nature of our industry and our lack of sufficient working capital, it is unlikely that we will be able to increase our revenues in the near future to a level which will sustain our operations and enable us to report a profit.

LIQUIDITY AND CAPITAL RESOURCES

JUNE 30, 2005, AS COMPARED WITH JUNE 30, 2004.

      Net cash used in operating activities increased to $419,449 for the six months ended June 30, 2005 as compared to $105,816 for the period January 7, 2004 (inception) to June 30, 2004. Included in this increase was:

      o     an increase of $1,504,515 in our net loss;

      o an increase of $998,614 in stock compensation issued for services and consulting;

      o     an increase of $167,468 in accounts payable; and

      o     an increase of $36,186 in accrued payroll.

      Net cash used in investing activities were $0 for six months ended June 30, 2005 and $18,684 for the period January 7, 2004 (Inception) to June 30, 2004. The Company purchased computer equipment and furniture during 2004. Net Cash provided by financing activities were $421,063 for the six months ended June 30, 2005 compared to $124,500 for the period January 7, 2004 (Inception) to June 30, 2004. During the six months ended June 30, 2005 the Company issued 1,078,333 shares of common stock to individuals for cash of $323,500. In addition, the Company received $100,000 under a secured promissory note dated March 15, 2005. The note bore interest at 16% per annum and was repaid in July 2005.

      We had a working capital deficit of $426,134 at June 30, 2005 and cash on hand of $1,614. At June 30, 2004, we had a stockholders' deficit of $404,651.

      After June 30, 2005, the Company raised $3,200,000 in a private placement of its securities, on a best efforts, minimum-maximum basis (the "Offering"). As of July 31, 2005, the Company had sold 10,666,670 shares of the Company's Common Stock (the "Shares") for total gross proceeds of $3,200,000. The Company received net proceeds of approximately $2,784,000, after deducting fees payable to the placement agent. These fees included a 10% commission equal to $320,000, payable in cash, plus the placement agent also received shares of Common Stock equal to 10% of all shares sold for a total of 1,066,710 shares of Common Stock, a 3% non-accountable expense allowance of $96,000, as well as other transaction expenses payable by the Company. It should also be noted that the placement agent paid other selected dealers a fee equal to 10% cash commission and 10% of all shares placed by each respective select dealer. The proceeds received in this Offering were first used to repay approximately $100,000 of outstanding principal and accrued interest owed to Allied International Fund. The remaining proceeds from this Offering will be used for research and development, marketing and for working capital and general corporate uses. The Company may also use proceeds from this Offering to fund its development of new products.

      If we are to fully implement our business plan, we anticipate that our use of cash will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require additional working capital for increasing our infrastructure, for salaries and wages, and for increased marketing and advertising. Unless sales significantly increase over the next 12 months, we will not have significant working capital to hire additional employees, marketing or otherwise pursue our business plan.

      The report of our independent registered public accounting firm on our consolidated financial statements as of December 31, 2004, contains an explanatory paragraph expressing uncertainty with respect to our ability to continue as a going concern as a result of our net losses working capital deficiency, stockholders' deficiency and cash used in operations.

AT DECEMBER 31, 2004

      We had a working capital deficit of $129,456 at December 31, 2004 and a cash overdraft of $2,437. At December 31, 2004, we had a stockholders' deficiency of $105,311.

      Net cash used in operating activities for the period January 7, 2004 (Inception) to December 31, 2004, were $618,827. This consisted primarily of the Company's net loss of $794,845, offset, in part, by equity issued for services ($46,875) and an increase in accounts payable ($102,624).

      Net cash used in investing activities were $26,269 for the period January 7, 2004 (Inception) to December 31, 2004. The Company purchased computer equipment and furniture during 2004.

      Net cash provided by financing activities were $645,096 for the period January 7, 2004 (Inception) to December 31, 2004. During 2004, the Company issued 355,000 shares of common stock to the founders of InfoByPhone, Inc. for cash of $36. During 2004, the Company issued 84,500 member units in InfoByPhone, LLC for cash of $84,500. During 2004, the Company issued 300,000 common stock options with an exercise price of $.25 to a consultant for services. The Company recorded the fair market value of the options based in the intrinsic value of $225,000, which was the difference between the exercise price and the fair market value of the common stock on the date of grant. During 2004, the consultant exercised the 300,000 common stock option with an exercise price of $.25 resulting in the Company receiving net proceeds of $75,000.

                                    BUSINESS
GENERAL

      InfoByPhone, Inc., a wholly-owned subsidiary of Ocean West Holding Corporation, is a communications technology company that provides users of handheld cellular devices with access to information regardless of location through its AskMeNow(TM) Service (the "Service"). The Service is a new mobile information content service users of any mobile device with text messaging/SMS or email capability, can use to call, email, or text message (SMS) questions. An answer is then text messaged or e-mailed back to the consumer's mobile device, usually within a matter of minutes.

      The Service is accessible anytime and anywhere, through every possible way that wireless technology allows people to communicate via a mobile device. Using proprietary software and proprietary methods, the Service has the research capability to answer virtually any information-based question, including current news and events, sports scores, historical statistics, weather, entertainment, stock quotes and market data, driving directions, travel schedules and availabilities, emergency disaster information, comparison shopping, restaurant information and reservations, director assistance, and random trivia (literature, history, science, etc.). Once information is accessed from third party strategic partners, it is refined to a format suitable for easy reading on the screen of a user's mobile device and quickly emailed or text messaged back to the user.

      We anticipate launching the product from beta in the Fall of 2005. The release will be primarily to cell phone users in the U.S. and Canada. We will utilize a national marketing program via a television commercial that will run on local cable networks in the top 100 markets in the U.S. Our product is expected to generate revenues through fees generated from advertisers utilizing our ad space to promote products and by charging customers that ask questions that are not able to be asked in our Template Formats. We also expect to generate revenue from affiliate partnerships whereby our customers purchase ring tones, wallpaper, games and other items.

      The ASKMENOW(TM) service offers a more precise mobile option to searching for information. Where current queries of search engines produce hundreds of results, ASKMENOW(TM) returns each query with a single, specific answer ASKMENOW eliminates the difficult task for many cell phone users to "Internet Browse" by providing the answers to questions without having to access the Internet.

      ASKMENOW(TM) makes its incredibly easy for customers by offering every possible way to ask a question -

      o     If you are driving or can't type, then call

      o     If you are in a meeting or can't talk, then email or SMS

      ASKMENOW(TM) is accessible anytime and anywhere, through every possible way technology allows people to communicate via a mobile device.

      ASKMENOW(TM) offers a simple to learn, easy to use process for asking questions and receiving answers on a mobile device.

      ASKMENOW(TM) has the research capability to answer virtually any information-based question, including current news & events, sports scores, historical statistics, weather, entertainment, stock quotes & market data, driving directions, travel schedules and availabilities, emergency disaster information, comparison shopping, restaurant information and reservations, directory assistance, and random trivia (literature, history, science, etc.) ASKMENOWTM operates utilizing our proprietary software to process the questions. Through our specially designed system of technologies and methodologies, we are able to secure data from our strategic content partners to provide prompt responses to users questions. Once the information is accessed, it is refined to a format suitable for easy reading on the screen of the users mobile device and quickly emailed or text messaged back to the user.

      Questions asked utilizing our template formats, either by text or calling are free. Any questions asked in free form, unable to adhere to our template formats, are charged a fee. Free questions text in are answered automatically through an XML integration with no human intervention in a matter of seconds. Certain questions called in to our IVR system may require human help to format for an automatic response, this may delay an answer by 10-30 seconds. As our IVR System becomes more mature, many of the voice questions will be handled fully automatically with the help of voice recognition technology and other software and operational improvements. All free form questions are answered using a combination of our proprietary software and live research specialists. Our researchers are hired, trained and managed by our own facility in the Philippines.

      The business model for ASKMENOW(TM) consists of three revenue streams: advertising fees from the companies who will use our service to market their brands to highly targeted end-users, premium service charges for advanced question answering and a variety of value-added services, and direct marketing of products such as Ringtones and Wallpaper. Pricing varies depending upon the extra feature or service being provided. In some cases, fees are collected directly by ASKMENOWTM and others are billed through their phone service or licensed distributors.

      We plan to drive demand for our service from the consumer side utilizing various media, including a television advertising campaign. We will be developing a series of 30-second ad spots to be launched on cable networks nationwide. Additionally, efforts are underway to expose the ASKMENOW(TM) product via a strong public relations and marketing campaign that will launch in unison with the TV campaign.

      Supporting our own campaign will be the efforts of our resellers and partners who will help in distributing and selling the ASKMENOW(TM) service to users of mobile devices across America, Canada, Europe and Asia.

      The industry of information and technology is rapidly expanding and ASKMENOWTM seeks to use its management's resources and know-how, coupled with superior ideas and technology, to become a leader in its field and a highly profitable service used by millions of people.

INDUSTRY

      The growth of new technologies in recent years has resulted in a shift in our rapidly changing society as the need and desire for accessibility to information expands. It is no longer acceptable to make an airline reservation from 9am-5pm by calling a travel agent; nowadays we expect to have access 24/7 to multiple mediums (e.g. -Internet, 800 #, etc.) that will provide us with all of the necessary info for booking a flight. This is a trend that is not limited to the travel industry. Sports fans don't wait for their local news to broadcast the score of their favorite teams' game, they see it scrolling across the bottom of the television screen, or posted on their favorite websites, or have the score alerts sent to their mobile device. Investors do not wait for the morning paper to check stock quotes, they see them streaming across CNBC or showing up in real time on their computer screens.

      Fueled by technology's impact on the hunger for information, the Internet is now being surfed by millions of people at any given time, with over 51% of Americans signing on daily(1). Millions of people perform searches each hour and millions more send emails each day, and these numbers continue to grow, as nearly 3/4 of American households now have Internet access at home, a 7% growth since October 2003(2). To be able to stay in constant contact, over 200 million American's now own cell phones, with nearly four out of five American households now having a wireless phone, an 8% growth over the last 17 months. Wireless users are expected to send almost 50 billion text messages in 2005, making mobile SMS an estimated $2 billion industry, with thousands more purchasing new phones daily(3).

      The move from the television screen to the computer screen is taking the obvious progression to the Third Screen, and ASKMENOWTM seeks to be at the forefront of this shift. The competition among cellular carriers has resulted in a near saturation and a bottom line for offerings and pricing of mobile phone calling, which is highly evident in the heightened carrier concentration experienced in recent months. The newest trend for mobile device makers and distributors is data and content. Ring tones, wallpaper, email, and mobile web browsers, have all seen great rises in users and monetary value in recent times as the market sees a shift from simple cell phones to fully portable multi-media mobile devices. Over 58% of mobile subscribers use their device for something other than making phone calls, with users utilizing their device to play games, take and share pictures, download ring-tones, and enter web browsers. Of those who used their device to go online 57% sought weather info, 41% accessed maps and directions, 44% looked up news and sports scores, and 40% checked movie and entertainment listings. A large percentage of users are communicating through text messages - 52% subscribers age 25-34, 37% of subscribers age 35-44 and 68% of subscribers age 18-24 sent or received text messages regularly(4).

----------
(1)   2005 Media Comparison Study. MediaCenter, 22 March 2005.
(2)   Kelsey Group - Constat Inc Research Study, 23 March 2005.
(3)   Local Mobile Search - Hold the Phone. C-Net, 10 March 2005.
(4) `Mobile phones are for more than phoning' (M:Metrics Benchmark Report) - Center For Media Research, 23 March 2005.

      As a cutting edge technology that has become common place, mobile phones reach an audience that crosses all demographics and age groups, although early adoption of new mobile applications and devices is heaviest amongst the younger, more tech savvy age groups that are highly sought after by marketers. Nearly half of 12-14 year olds own a cell phone, up almost 300% since February 2002, and almost 3/4 of 15-18 year olds carry a mobile device. A majority of these younger users are interested in multifunction cell phones that offer greater access to different types of media, including cameras, MP3 players, etc.(5) Americans in general are searching for more ways to access more information at all times, as consumers' spending for online content grew by 14% to $1.8 billion in FY2004.(6)

      Forward thinking marketers are already starting to see the potential for getting their message out in highly targeted ways through new emerging mediums. As total US ad spending rose 9.8% in FY2004 to $141.1 billion(7), online advertising saw its highest ever yearly spend of $9.6 billion, and an unparalleled 32% increase year-to-year.(8) The strongest growth amongst the online advertising sector has been in advertiser paid-search, which now makes up 36% of all US online advertising, and is expected to grow by 24% per year over the next five years.(9) Prices for paid search have also seen a significant rise, up approximately 20%. Where only a few years ago advertisers would have paid an average of $.50 to $2.00 for top of the page listings for key search terms, prices have escalated to approximately $25.00 per click.(10) Marketers are beginning to realize the value of contextually supplying messages and furthering it with the ability to reach their highly targeted users anywhere and anytime via their mobile devices. One out of four college students has reported receiving an ad on their mobile device(11), which is a number that will grow exponentially in the coming months and years.

      The industry of technology and information is on the rise and at a point where medium convergence and shifts in thought paradigm necessitate individuals' ability to access vast arrays of information with the simple push of a button while on the move in a matter of moments. We believe that the convergence of increasingly sophisticated, data-enabled cellular phones, the demand for useful content and the absence of any direct competitor will be a unique opportunity to create our niche within the market and establish our company as the industry standard.

PRODUCTS & SERVICES

      This societal paradigm shift and reliance on technology to make greater amounts of information more readily accessible opens the door for a mobile application like ASKMENOW(TM). We are a services based company, focused on increasing the productivity of individuals by enhancing the functionality of mobile devices. Our ASKMENOWTM product is a service that allows consumers to easily use their mobile device to access a world of information with a simple phone call, email, or text message. In today's world, there is a direct correlation between access to information and productivity, and ASKMENOW(TM) seeks to provide more information to the mobile user making them more productive than ever before.

      ASKMENOWTM is the only service that combines the basic products and services already offered by online search engines, mobile carriers, and wireless applications, into one concise product. We believe ASKMENOWTM surpasses each of the other offerings by creating a synergy that empowers the consumer with the ability to access a world of information through a simple call, text message or email, thus providing one of the most effective and comprehensive resources available today for the busy mobile individual.

      ASKMENOWTM is able to process these requests quickly, painlessly, and accurately for the consumer, leaving them free to perform other tasks - such as conducting a meeting, driving, making phone calls, or running through terminals.

----------
(5)   NOP MKids Study. NOP World Technology, 10 March 2005.
(6)   Online Publishers Association / ComScore Media Metrix, 10 March 2005.
(7)   TNS Media Intelligence Report, 8 March 2005.
(8) Interactive Advertising Bureau Report, 22 February 2005. (9) Merrill Lynch Equity Research, 21 March 2005
(10) Search Advertising's Success Finds Rates Rising Rapidly. Yahoo! News, 24 March 2005.
(11) Ball State University Study on Wireless Messaging. Michael Hanley, February 2005.

ASKMENOW(TM) BASIC

      ASKMENOW(TM) Basic, a free service available for users of any mobile device equipped for text message or email is a simple, automated answering service. Users, who sign up through our website, our Philippines' facility or through a licensed distributor of our service, may choose to phone, text message, or email in their question directly to our research center. Currently we have developed the ASKMENOW(TM) Basic downloadable template for almost all Blackberries and are currently working to develop versions of the template for more phones and devices.

      The template creates a framework for questions in the most commonly asked information verticals - Directory Assistance, Weather, Stock Quotes, Directions, Sports Scores, Movie Times, Dictionary, Flight Information, shopping, restaurants, horoscopes. Under each category the user is prompted to enter the exact information needed to give them an accurate response. For example, weather requires a zip code or city and state, stock quotes requires a ticker symbol and the traded market, and sports scores require the league and the team name. Once the correct information is entered into the template, the user simply pushes send and an email or text message (depends on users device) is sent in to our research queue. To ask an ASKMENOW(TM) Basic question by calling in, users dial our 1-800 number and then will go through a short series of IVR prompts designed to format and automate their questions in the same way the template does for text based users on the device. The answers to these ASKMENOW(TM) Basic questions will be automatically culled from our content partner's databases through the unique XML feeds we have established. The answers are correctly formatted, then automatically paired with an appropriate contextually based paid advertisement or marketing message and sent directly back to the end user's device. We are currently expanding our template to offer as many categories as possible trying to make the user experience even easier than we have already made it

ASKMENOW(TM) ALERTS

      We are also developing an information alert service that will enable users to customize content that they would like to receive without having to submit a question to ASKMENOW(TM). Users could select from a range of information based on their personal interests and preferences, and have content sent directly to their device at pre-arranged times. For example, users could sign up and be alerted at certain pre-set times each day with quotes from the stocks they are following closest. Or users can sign up their favorite sports teams and get alerts every time they play, or users could have a pre-set morning message sent everyday with the weather, their horoscope, and the news. The content possibilities are wide ranging and will offer information for all types of people and interests.

ASKMENOW(TM) PREMIUM

      Since there are a plethora of questions that fall outside the information verticals we have already developed templates for, ASKMENOW(TM) also offers the ability to ask free-form questions about anything they can think of (within our editorial standards). These questions are not part of ASKMENOW(TM) Basic and rather make up a large portion of ASKMENOW(TM) Premium, our more advanced search and answer service that involves human interface for a nominal fee. When a user asks a free form Premium question they will be automatically billed a fee through their cellular phone carrier (directly by the carrier or by way of our US Short Code with the fees posted directly to their carrier's regular bill) or by credit card through ASKMENOW(TM). These questions, whether asked by text message, email, or phone call will be transferred into an organized text based format, and then entered into the question queue where our highly trained researchers will use our proprietary search software to sift through our databases and quickly find the correct answers. The answers are correctly formatted, then automatically paired with an appropriate contextually based paid advertisement or marketing message and sent directly back to the end user's device.

      ASKMENOW(TM) Premium gives users the ability to access greater amounts of information in a more efficient manner than ever possible.

ASKMENOW(TM) ADDITIONAL PREMIUM SERVICES

      In addition to Premium answers, ASKMENOW(TM) Premium will also offer users the following:

      o Real-Time Stock Quotes directly on to their mobile devices (stock quotes from ASKMENOW(TM) Basic carry a 20 minute delay) for a flat monthly rate.

      o ASKMENOW(TM) Premium will also offer users access to a full suite of concierge services, ranging from booking travel plans, to making restaurant reservations, to purchasing gifts, and more. Users will simply text message, email, or phone in their requests and a live operator will fulfill their desires and let them know once it has been completed to their exact specifications.

      o Users of ASKMENOW(TM) Premium will also have the ability to set up multiple email accounts to be managed by ASKMENOW(TM). They will be able to access these accounts, check, send, and receive email from anywhere, all through the assistance of our live operators.

      o With our ability to facilitate customers requests through our unique IVR System and template formats, we anticipate selling products and services, ranging from Ringtones, Games, Wallpaper, and act as an affiliate distributor for products such as online gambling.

ASKMENOW(TM) PROFESSIONAL

      This service works the same way as the ASKMENOW(TM) Basic in that each category that is industry specific is in a template form. However we will charge for the basic service developed for each industry. We will charge a small monthly fee that will enable users of this service to ask any question in the template with regular Premium services also being offered.

      We believe the success of our company will depend in part upon the speed and accuracy of the information provided in response to queries. We expect that 85% of all of our questions will be partially automated, of which 75% will be fully automated and 25% will require some form of human assistance. As our technology advances, and we develop more content relationships, we believe more questions will be fully automated over time.

REVENUE MODEL

      ASKMENOW(TM) has been created with a revenue model designed to bring in funds from the end users of the product, as well as marketers who are trying to reach our end users. The ASKMENOW(TM) Basic service is offered to users free of charge, enabling the acquisition of a large user-base, providing us an endless array of intimate data about their lifestyle, making access to our users highly attractive to marketers and advertisers. At the same time, the entire service is not free, giving our users the ability to ask an infinite amount of questions through our Free Form service, for a small fee. Our customer base will also have the ability to purchase goods and services through our downloaded templates and IVR System.

CONTEXTUAL MARKETING / AD SERVICES

      ASKMENOW(TM) Ad Services offers marketers and advertisers an exciting and innovative platform for getting their message out. Taking advantage of our unique relationship with our customers, we are able to extend the reach of an advertiser directly to the end consumer. Our customers are mobile; our messages are highly targeted and reach our users while on the go.

      The goal of every advertiser is to provide their specific offering at the moment a potential user is ready to use a product or service. Cellular phone messaging is the wave of the future, and ASKMENOW(TM) answers virtually all of its questions via text messaging or e-mail, allowing for an intimate communication between our company and our users. Our customer base is developed with personal demographic information, interests and location depending upon the phone. All questions are categorized, enabling delivery of an end consumer that has been decoded for subject matter, past inquiries, sex, age, personal interests, and potentially location. This means that an advertiser or marketer who places a ConTEXTual Marketing Message through our service is reaching a large audience of only their most targeted and desired potential customers at the exact moment when their message means the most. No longer will advertisers pay for unnecessary impressions at inopportune times amongst individuals with a low chance of ever using their product or service.

      For example, we are able to take the message an advertiser of fast food has for its new menu item and pair it with the answers sent back to questions in the dining and eating category that come from users who fit the advertisers targeted demographic of male 18-34, living in the Midwest.

      Since every company and product/service is different, we offer advertisers and marketers a variety of ways to ConTEXTually Market through the ASKMENOW(TM) Ad Services:

      o BRAND TEXTING - Corporate or Product brand names can be positioned for awareness on a cost per message basis and sent to targeted users.

      o VERTICAL TEXTING - Advertisers can bid on keywords and information categories (verticals) so that their product or service can be marketed exclusively to users who ask questions that concern their desired vertical, use particular keywords, etc. Vertical Texting is the 3rd Screen Equivalent of Paid Search and allows marketers to relay their brand's message directly to those interested in their vertical.

      o PERFORMANCE TEXTING - Pay per performance (inquiry) based program - text messaging targeted users with message to contact advertiser. Based on cost per call to unique 800#, cost per click (not available on all consumer devices), cost per request for additional info, cost per use of coupon code at website, etc.

      o COUPON TEXTING - Electronic coupons text messaged back to users and redeemable at a given location. Sent to highly individualized users at time of decision and point of purchase.The richness of the media impression delivery differs depending upon the end users device. With BlackBerry's and other smart-phones that receive email we have the ability to make marketers message(s) theoretically infinite in size, and it can include graphics, text, pictures, click-through links, etc. On newer cell phones we also have the ability to send media impressions via MMS (meta-messages) or a WAP gateway (a mini website link), which give us almost the same freedom as E-mail enabled devices, just on a smaller format. On older cell phones we have the ability to stay within the 160 text only character limit of the SMS (short messages) format. As current and new mobile users adopt more modern, improved devices, ASKMENOW(TM)'s ability to deliver marketer's media impressions in increasingly rich format will continue to grow.

      As technology progresses and greater numbers of new, more sophisticated devices are adopted by the cell phone using public, we will be able to take advantage of our content partners existing relationships to allow for much greater targeting and local advertising. New avenues of potential advertisers and marketers will help allow us to evolve our Ad Services offerings and garner depth amongst users, making our service exponentially more valuable to marketers.

PREMIUM SERVICES

      As a complement to the ASKMENOW(TM) Basic service offered to all users free of charge, we will provide users access to ASKMENOW(TM) Premium services, which will include a variety of enhanced services designed to provide more information in a faster manner, thus further increasing users productivity.

      The main feature of ASKMENOW(TM) Premium (detailed in Products & Services) is the Premium Answer service, which enables users to ask free form questions covering a wide range of information, and the answers will be found by human researchers and promptly sent back to the user for a nominal one-time fee. In addition to answering free form questions ASKMENOW(TM) Premium will offer users a variety of value added services including Real Time Stock Quotes, Luxury Concierge Service, E-mail Management, business services, and many more productivity enhancing services each paid for through a reasonable one-time usage or a flat monthly fee.

      Our initial pricing strategy may be refined as our service is fully deployed. We will offer wireless carriers and other distributors the same plans with a discount, and corporate accounts can be negotiated based upon usage and savings for 411 calls. We will also sell ASKMENOW(TM) Professional into major industry verticals (e.g. Real Estate, Legal, etc.) on a business-to-business sales strategy with pricing negotiable depending upon information provided, industry, and client.

SALES & MARKETING

      Like the introduction of any new product or service, the success of our marketing is critical to our success as a company. Our business model provides for the marketing of our ASKMENOW(TM) service through two overlapping but distinct channels. Retail channels involve using our own resources to directly target end-users and create avenues for them to become ASKMENOW(TM) customers. Wholesale channels include leveraging our relationship with BlackBerryTM and marketing efforts directed at handset makers, third party distributors, wireless carriers and independent cell phone retailers.

RETAIL MARKETING - DIRECT TO THE END USER

      For ASKMENOW(TM) to become a viable business and a major player in the mobile content and information world, its initial service launch to the general public of over 160 million mobile device users nationwide will have to be supported by a substantial direct to consumer marketing push. To coincide with the launch and to garner a sizeable user base in America and Canada ASKMENOW(TM) plans a large national television advertising campaign, supplemented by strategic media placements and publicity/promotional support. All retail marketing, directed at the end user, will be intended to increase sign up at www.askmenow.com or through our 1-800 # and to strengthen brand awareness.

      The television campaign will include 30 second spots designed to display the product and brand as easy to use, informative, and available for free to all mobile device users. The ads will be positioned towards our heaviest users - young adults, business professionals, and technology early adopters. The campaign will run in heavy rotation on the leading cable television networks in the top 200+ markets nationwide. Additional television ad spots will be purchased and placed on Canadian networks.

      To support the television campaign ASKMENOW(TM) will also feature highly specialized media placements in a variety of other traditional media, including broadcast television, print, outdoor, radio and online. All supplemental media will be very targeted and defined by users/adopters and specific markets/regions. ASKMENOW(TM)'s campaign will also include some guerilla marketing efforts through untraditional mediums, to help a grassroots push utilizing word of mouth in the digital age.

      Promotional and publicity efforts are already underway and will continue to co-exist with ASKMENOW(TM)'s planned media campaigns. We will have in-store promotions and POP displays in many cellular carrier and independent mobile device retail locations nationwide. Promotional events will be staged in high traffic areas at ideal locations (i.e., college campuses) to garner greater brand awareness and an increased user base. Publicity, including dissemination of press releases, media kits, news bulletins, etc will target the technology and content and general media.

      Vendor booths and appearances at trade shows, coupled with placements in media and mobile information industry publications and events will help to draw a user base amongst early adopters, while more importantly gaining recognition of ASKMENOW(TM) amongst the advertisers we seek to use our Ad Services and the carriers and resellers we seek to aide in our Wholesale Marketing.

WHOLESALE MARKETING - THROUGH DISTRIBUTOR RELATIONSHIPS

      While ASKMENOW(TM) plans to increase its brand awareness and sizeable user base greatly through traditional retail/direct marketing to consumers, we also recognize the importance of utilizing other channels to reach potential users. The plan is to establish relationships with manufacturers, carriers and resellers in the mobile device industry who will help to market and sell the ASKMENOW(TM) service.

MANUFACTURERS

      o Research in Motion Limited - Research In Motion Limited (and its subsidiaries and affiliates) ("RIM") is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Founded in 1984 RIM's revenue for FY 2004 was $594.6 million (+93.9% from FY 2003)(12). RIM has agreed to promote the ASKMENOWTM product with us, and in April 2004 we were accepted as a BlackBerry ISV Alliance Partner. Being a BlackBerry Alliance Partner affords us the following:

      o     ASKMENOWTM  will  be  featured  within  the  BlackBerry(TM)  Partner
            Newsletter that is accessed by RIM's reseller community and the BlackBerry Connection(TM) email newsletter that is distributed to BlackBerry(TM) customers

      o     ASKMENOWTM will be included in the BlackBerry(TM) Downloads web site
            that  is  accessible  by   BlackBerry(TM)   customers   through  the
            BlackBerry(TM) Desktop Manager

      o ASKMENOW(TM) will be featured in the 2005 Enterprise Solution Guide sent to every BlackBerry(TM) user and available for download on the BlackBerry(TM) web site

      o     Participation at tradeshows with RIM

      o RIM will also assist us in gaining entree into the wireless carriers. RIM has teams, usually of 20 members, for each of the major wireless carriers throughout the U.S. and Canada. RIM is now marketing ASKMENOW(TM) to those carriers.

      o Potential availability of marketing development funds to be used towards jointly planned and RIM approved marketing activities aimed at increasing awareness and sales of the Alliance Program Member's solution in conjunction with BlackBerry(TM). Marketing activities may include:

            o     Advertising

            o     Direct mail programs

            o     Point of sale materials

            o     Telemarketing programs

            o     Seminars

      RIM is also working with ASKMENOW(TM) on a project to designate our service in a select group of search engines available on many RIM devices, giving us access to approximately 2 million current users. RIM distributes a software development kit known as Blackberry MDS Studio. Through MDS Studio, RIM can hyperlink to the AskMeNow website. AskMeNow can then connect to RIM's wireless infrastructure so that all of the information made available by such web services are accessible to users of wireless hand held devices.

MOBILE CARRIERS

      We are currently taking measures to establish relationships and channels so as to market our product directly to the wireless carriers. ASKMENOWTM BASIC, which includes all questions asked using our downloadable application and IVR template formats, is our signature product that will be offered through Cellular Carriers free to the end consumer. Any question can be asked, but non-templatable questions will require per question fee. Premium Services will be offered to our customer base for nominal costs. Utilizing the Carriers relationship with 200,000,000 mobile device users nationwide(13) allows us to reach the largest audience in the most cost effective manner. Cellular Carriers can provide their customer base with a pre-loaded ASKMENOWTM application that facilitates ease of use for the customer and significantly reduces our cost of operations. Our goal is to have our Premium Services billed directly through the cellular carriers, eliminating the need to establish an in house billing system or using 3rd party billing services, and allowing the end user the ability to use ASKMENOW(TM) seamlessly at the time of their choosing.

      o Canadian Carriers - We are currently in the proposal stage with 2 of the largest carriers in Canada, each carrier yields over 3.5 million customers. We have been in discussion with these carriers to do a joint marketing program to sell to all of the carriers' customers, as well as the carriers' potential customers. We will be offering our basic service for free and then will be offering the premium services and have the carrier do all of the billing for the premium services.

      o U.S. Carriers - Currently, we are working closely with a number of Carriers on projects ranging from private label opportunities to utilizing current retail distribution points to offer the ASKMENOW service.

      RESELLERS

      o Onset Technology - The leading distributor of software applications for the Blackberry devices, has just signed an agreement to act as a distributor of our services. Onset currently services 120,000 users(14) and will be offering our AMN Basic product free to all of their customers. They are prepared to begin selling our Premium Services once underway and will handle direct billing for each customer. We have already been launched in Canada through Bell Mobility's relationship with Onset Technologies.

      o Handango - We have also commenced a distributor relationship with Handango, the largest online reseller of applications for mobile devices. Handango began selling our application in the fourth quarter of 2004, and has already sold over 200 new customers the ASKMENOW(TM) downloadable application for BlackBerry users for a price of $5.99 a month

      PROMOTION

      o T-Mobile/RIM - We are currently in the planning phase for a 60-day promotion at 28 licensed T-Mobile retail locations in the Houston, Atlanta, Tampa/St Petersburg, and Orlando markets. In each store ASKMENOW(TM) memberships and templates will be distributed, along with supplementary materials, by trained sales staff, in an incentive based promotion, to all new purchasers of RIM BlackBerry devices. We plan to roll out the promotion to many other locations nationwide later in the year.

DEVELOPMENT & PRODUCTION

      Given RIM's close alliance with ASKMENOW(TM) and the RIM BlackBerry's(TM) unique features of "pushed" emails and large format screen, we launched our ASKMENOW(TM) service on the BlackBerry(TM) handheld cell phones in May 2004 at the third annual Wireless Enterprise Symposium in Chicago. The symposium, which was hosted by Research In Motion (RIM) and co-sponsored by more than 50 industry leaders including IBM, PalmSource, Sun Microsystems, AT&T Wireless, Cingular Wireless, Motient, Nextel, Salesforce.com, T-Mobile and Verizon Wireless, provided the perfect launching pad for ASKMENOW(TM)'s Beta program. In the second quarter of 2004 we launched the ASKMENOW(TM) Beta service to traditional cellular phone users in order to dramatically increase our customer universe, leading to much greater future revenue and growth potential.

      Over the last few months we have moved a majority of operations to a more efficient and cost effective call and research center that we now own in the Philippines. As we continue to take on new users and answer more questions we have developed better and smarter systems of processing and distributing information that have made ASKMENOW(TM) a far better service for its customers and a much more viable business.

----------
(12)  Hoovers Inc, February 2005.
(13)  Local Mobile Search - Hold the Phone. C-Net, 10 March 2005.
(14)  Onset Technology, 2005.

TECHNOLOGY

      We have filed for a provisional patent for our proprietary systems and software and have currently developed/implemented the following technology:

      o     The  current  hardware   configuration  is  comprised  of  two  Dell
            PowerEdge 1750 systems that house the Microsoft 2000 Web Server and the Microsoft SQL 2000 Server.

      o The ASKMENOW(TM) Call Center Application has been developed in Microsoft's .Net and C# technology. The backend or relational database management system that is currently being utilized is Microsoft's SQL Server. The combination of .Net and SQL Server affords the company the luxury to extend the functionality of the application efficiently and rapidly. The application's life cycle consists of over 10,000 programming and testing hours.

      o     The   ASKMENOW(TM)   Call   Center   Application   is  used  by  our
            web-researchers The graphical user-friendly interface allows for all researchers to answer questions accurately as well as efficiently.

      o We have developed a high quality, highly functional website (http://www.askmenow.com), that offers users insight into the ASKMENOW(TM) service, giving valuable information about the products we offer, how to use them, benefits and features, answers to FAQ's, contact information, and the ability to sign up for the service.

      We have developed all software codes, which are used in the ASKMENOW(TM) service. To protect our proprietary rights, we currently rely on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our intellectual property. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. We have filed for a provisional process patent for our software and intend to register certain of our trademarks and service marks in the United States. In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our intellectual property. Our failure or inability to protect our proprietary rights could materially adversely affect our business, financial condition and results of operations.

CALL CENTER

      The ASKMENOW(TM) call center has incorporated a two-prong approach. Our main facility resides in the Philippines and the overflow and support center is located in Mason, Ohio. Overall, the call center's current average time per AskMeNow question is at 1:50 (one minute and fifty seconds). This is an improvement of over 66% since December of 2004, just before our main facility in the Philippines opened.

      Enhancements to our current technology will be an ongoing process, enabling more questions to be answered automatically, reducing costs. As of the first quarter of 2005, we are answering over 90% of our questions offshore. We currently have nearly 12,000 customers who ask 800 questions per day. As of September 1, 2005, we have answered over 75,000 questions asked by our customers and are signing up approximately 50 new users a day.

CONTENT

      We have established relationships with leading content providers in a variety of information verticals that our integral to ASKMENOW(TM)'s success.

      Currently we have the following structured deals:

      o AccuWeather - AccuWeather serves more than 15,000 clients in the media, government, industry and education fields worldwide with weather forecasts, data, color graphics, consulting services, computer hardware and software. - We are currently under a 1-year contract (with automatic Renewal unless notified 60 days prior) and launched with AccuWeather on February 1st, 2005. ASKMENOW(TM) is being given access to their XML data feed, which contains the 5-day forecasts for US and Canada. AskMeNow will pay a flat monthly fee of $700 for the first 35,000 searches per month, plus $.02 per each additional query, and we will be put, "data by Accuweather.com," on each answer that uses their feed.

      o Sportsnetwork.com - The Sports Network provides up-to-the-second sports scores, statistics, news, injury and weather reports, standings, schedules, team information and much more via satellite and online transmission using state-of-the-art technology to a host of organizations around the globe. We are currently under a 1-year contract (with automatic renewal unless notified 60 days prior) and launched with Sportsnetwork in November 2004. ASKMENOW(TM) is being given access to their XML data feed, which contains all major sports scores and information for US and Canada. ASKMENOW(TM) will pay a flat monthly fee of $1,500 for an unlimited amount of searches, with no cost per question. We will also put "powered by Sportsnetwork.com" on each message that uses their XML feed.

      o Maps.com - Founded in 1991 as Magellan Geographix, Maps.com is a leading provider of mapping products and solutions to business, education and consumer markets. We are currently under a 1 year contract and launched with Maps.com in October 2004. ASKMENOW(TM) is being given access to their XML data feed, which contains geographical content, including maps and driving directions, for the US and Canada. We have the first 50,000 searches for free (per year) and then we will be charged $.05 per search of their feed. We will also put "powered by maps.com" on each answer that uses their XML feed.

      o 411.com - 411.com is the leading provider of online directory assistance services to consumers. We are currently under contract and are set to launch April 1st 2005. The agreement is for 1 year (with a 60 day termination clause), and it gives ASKMENOW(TM) access to their XML data feed, which contains address and phone numbers for most US and Canadian business and residents. We will be paying per request, on a sliding scale from $.06 to $.03 per request, with a minimum monthly fee of $500, and we will also put "data by whitepages.com" on each answer in which we use their feed

      o Hotels.com - Hotels.com offers a one-stop shopping source for hotel pricing, amenities and availability, covering the widest selection of lodging accommodations from traditional hotels to vacation rentals at over 12,000 properties in more than 400 cities in North America, Europe, the Caribbean and Asia. We are currently under contract and launched in December 2004. The one-year agreement is automatically renewable (unless notified 30 days prior) and gives ASKMENOW(TM) access to their XML data feed which contains hotels in the US and Canada. Instead of being charged to use their content, we have a unique 1-800 number at the Hotels.com call center that our customers will be able to call to make lodging reservations. We have entered into a revenue sharing agreement with Hotels.com for all monies generated through our customers' bookings through our unique 1800 number. ASKMENOW(TM) will receive between 5-10% of the revenues created, depending upon volume. We will also be using our relationship with hotels.com more as an advertising opportunity, placing the unique 1800# on contextually applicable answers.

      o Money.net - Money.net is one of the leading online providers of financial information servicing thousands of retail investors and institutions with customizable, professional-grade, real-time information and tracking applications. ASKMENOW(TM) is in a one-year contract (with automatic renewal unless notified 60 days prior) with Money.net originally set to launch on April 1st, 2005. ASKMENOW(TM) is being given access to their XML data feed which contains stock information for the US and Canadian markets. We will pay a monthly fee of $1,500, paid semi annually for an unlimited amount of searches, with no cost per question (and we will not be required to put their name on each message that uses their feed).

      ASKMENOW(TM)'s ability to access already existing, quality content in major information verticals is critical to our success as it greatly reduces the time and costs associated with researching and answering users questions. The content strategy is to acquire the most widespread amount of data and information feeds from industry leaders, beginning in the verticals that are most frequently the subjects of questions. We are nearing the point where we feel that we have a sufficient amount of content in these key categories, so we are beginning to look at other ways of keeping our current users and attracting new customers. An example of this is the deal we are pursuing with iVillage that would give us access to a wide array of content relative to young, active woman who help to make up a portion of our targeted demographic. The more content in different areas that we have to offer, the more attractive we become as a service. Eventually we aim to have content on direct feeds that covers anyone who carries a mobile device, providing content specific to their interests, gender, age, location, and more. While content deals are not a necessity for answering all of our users questions, we feel that as we move forward and garner a larger customer base, ASKMENOW(TM)'s ability to quickly and effectively access a vast array of information will greatly enhance the service and make ASKMENOW(TM) far more desirable to the end user.

COMPETITION

      To our knowledge ASKMENOWTM will be the first product of its kind to be offered and downloaded to cell phone users. The only companies that could be considered in `like' businesses are OnStar, Metro One's Infone Service, Carrier supported 411, and the new GOOGLE SMS.

OnStar:

      o     2.5 million subscriptions

      o     Majority owned by General Motors

      o     Target audience is exclusively in-vehicle systems

      o Single Button press on Vehicle Console connects driver to OnStar operator

      o Monthly fees range from $16.95 for minimum service to $69.95 for full service including concierge service that provides Driving Directions, Restaurant Reservations and Movie Times lookup o Of the top seven categories of inquiries, all are related to the automobile and driving directions.

      o They do not service the breadth of categories of queries that ASKMENOWTM receives

Infone:

      o     Owned by Metro One Communication

      o     Marketed as a 800 service

      o Spending over 30 million dollars in TV advertising per year to make the 800 number known with $17 million last quarter.

      o     Offers  limited  information  services:  Directions,   Reservations,
            Flight Information

      o Will keep customers calendars and contact information similar to being their PDA

      o Also offers long distance services o Bad press from several individuals experiences

      o Very limited range of categories of question potential in comparison to ASKMENOWTM

Carrier Supported 411:

      o Limited to simple directory assistance for phone number and address look-up, and simple directions.

      o Studies show that up to 40% of the time the information they provide is incorrect or not what the customer was seeking.

Online

      Google(TM) also offers Google-Answers, a fee-based, question-answering service. If you have a question, you can post it, set a price for it and await a response. An answer can currently cost from $2.50 to $200, with the researcher receiving 75% of the amount bid once the question is answered to the asker's satisfaction. The interface also allows for comments, so that people not approved as researchers or who may not have the entire answer to the question, can chime in with additional information. Google(TM) owns the answers that researchers and commentators provide. This process of knowledge accumulation and storage has been likened to a paid version of Usenet without the span. Google(TM) presently has approximately 500 researchers working for them. Google has just released its new SMS service that receives questions via text messaging and responds via text messaging. It is extremely limited in its range of categories answered, does not provide live operators and appears to be relatively inaccurate and slow.

      In 2002 former executives of Symbian and Psion PLC, two U.K. telecom companies, formed Issue Bits (www.issuebits.com), an Internet-based question-answer service which operates only in a text messaging format and is currently available only to selected U.K. mobile phone users.

LEGAL PROCEEDINGS

      In the ordinary course of business, the Company may be involved in legal proceedings from time to time. As of the date of this Prospectus, there are no material legal proceedings against the Company.

      No governmental agency has instituted any proceedings or served Ocean West with any complaints.

EMPLOYEES

      As of September 9, 2005, we had approximately 25 employees including 9 members of management, 8 part-time employees and the remaining employees are all in full-time positions.

PROPERTIES

      The Company's principal operating offices are located at 4117 West 16th Square, Vero Beach, FL 32967. We lease approximately 32,600 square feet of office space under a month-to-month lease in Deerfield Township, Ohio at a monthly rent of $2,415.00 from an unaffiliated third party. We also lease approximately 1100 square meters of office space under a one-year lease in
Makati City, Manila, Philippines at a monthly rent of $4,910 from an unaffiliated third party. There is an option for a second year on this lease at a rent that is increased by ten percent.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      None of our existing officers, directors of employees continued as such following the Closing of the Transaction. Following the Closing of the Transaction, the IBP executive officers, directors and director nominees became the executive officers, directors and director nominees as listed below. The election of Mr. Cohen and Mr. Smith as directors became effective immediately. The election of Mr. Sordi became effective on July 18, 2005, the eleventh day after mailing of a separate Information Statement in accordance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 under the Exchange Act. The following are our current executive officers, directors and director-nominees and their respective ages and positions as of the date hereof:

NAMES                   AGES      POSITION
--------------------  ----------  ----------------------------------------------
Darryl Cohen              53      Chairman, Chief Executive Officer and Director
Alan Smith                52      Director
Sandro Sordi              45      Director

DARRYL COHEN (53) Mr. Cohen has been chairman, chief executive officer and a Director of the Company since June 2005 and of IBP since September 2004. Prior to that, Darryl Cohen served as chairman and chief executive officer of Ramp Corp. (RCO-Amex), a company that through its wholly-owned subsidiaries provides Internet-based communication, data integration, and transaction processing technologies designed to provide access to safer and better healthcare from September 2002 through April 2004.

Prior to becoming Ramp's chairman and chief executive officer in September 2002, Cohen invested in public and private companies, frequently working with management in the areas of marketing strategy and financing. Before that, he was president of DCNL Incorporated, a privately held beauty supply manufacturer and distributor he founded in 1988 and sold to Helen of Troy in 1998. During his tenure as president of DCNL, Cohen was also co-owner and president of Basics Beauty Supply Stores, a chain of retail stores in California, from 1985 -1999. He has also owned businesses in the food-services and gift industries, and holds a BA in Political Science from the University of California at Berkeley.

ALAN SMITH (52) Mr. Smith has been a director of the Company since June 2005 and of IBP since April, 2005. For the past two years, Mr. Smith has been involved in personal investments and new investment opportunities. Prior to this period, he was the owner/president of Aaron Kamhi Inc., an apparel manufacturing company specializing in private label products for chain and department stores, at which he worked for 25 years. He was involved in all aspects of the business. Mr. Smith has been actively involved in Community programs working with youth for the past 20 years.

SANDRO SORDI (45) Mr. Sordi became a director of the Company on July 18, 2005. He currently serves as the General Counsel for the RS Group of Companies, Inc., a holding company for a group of insurance and finance related businesses and affinity program managers. Mr. Sordi joined the RS Group in 2003 where, as its General Counsel and a Director, he has taken a leading role in developing the company's growth strategy and engaging in negotiations of all types. Prior thereto, from 1990 Mr. Sordi was engaged in the private practice of law as a sole practitioner in addition to being involved in certain investment projects. Mr. Sordi has been a member of the Florida Bar since 1990, having earned his Juris Doctor from the University of Miami, Florida and his B.A. (Honors) from York University in Toronto, Canada.

Board of Directors Committees and Meetings

      Currently, our Board of Directors has no separate audit, nominating and corporate governance or compensation committees and acts as such as an entire board. However, we intend to form an audit committee, a nominating and corporate governance committee and a compensation committee shortly. It is anticipated that Mr. Alan Smith will be the member of the audit committee, Sandro Sordi will be the sole member of the nominating and corporate governance committee and Messrs. Darryl Cohen and Sandro Sordi will be the members of the compensation committee.

      Once the nominating and corporate governance committee is in place, the Company will have a formal process in place to comply with Item 7(h) of Schedule 14A, or any successor provision thereto. Security holder communications will be initially screened by the Company's nominating and corporate governance committee (the "Committee") to determine whether they will be relayed to Board members. This Committee will also determine whether to seek the approval of such
Item 7(h) policy by the independent Board members or not, as described in the instructions to Item 7(h)(2)(ii) of Schedule 14A, or any successor provision thereto. Once the decision has been made to relay such communications to Board members, the Committee will release the communication to the Board on the next business day.

      During the year ended December 31, 2004, our Board of Directors took action by written consent on 5 occasions. During the period from January 1, 2005 through July 19, 2005, our Board of Directors took action by written consent on 5 occasions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, as amended, requires our directors, officers and persons who beneficially own more than 10% of the shares of our common stock (each, a "Reporting Person") to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to Ocean West pursuant to the Exchange Act. Based solely upon a review of the forms and amendments thereto furnished to Ocean West during the year ended December 31, 2004, we believe that each Reporting Person complied with all applicable filing requirements during such fiscal year, however, current management has no knowledge of late filings by prior management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On July 15, 2004, Marshall L. Stewart, Daryl S. Meddings, Enfo Loan Corporation, Kingsley and Nancy Cannon and Dale and Suzanne Delmege agreed to sell 4,921,930 of their shares of common stock of Ocean West to CDA in exchange for 622,388 shares of CDA (the "Transfer") for an approximate value of $1,178,802, based on the average trading prices of the respective stocks for the month of June 2004. The Transfer constituted a change in control of Ocean West.

      See "Executive Compensation" - below for information on stock options and an employment agreement entered into by the Company in 2005.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation of the President (the Chief Executive Officer), the Executive Vice President and the Chief Financial Officer paid by OWE for the year ended September 30, 2004, the year ended September 30, 2003, the six month period ended September 30, 2002 and the fiscal year ending March 31, 2002.

                                                                                        Long-Term Compensation
                                                                                ----------------------------------------
                                                                                Restricted  Shares
                                                                                Stock       Underlying    Other Annual
Name                                     Year          Salary ($)    Bonus($)   Awards      Options       Compensation($)
------------------------------------------------------------------------------------------------------------------------
Marshall L. Stewart                      9/30/2004     $180,000        0           0            0               0
President, Chief Executive Officer       9/30/2003      170,000        0           0            0               0
                                         9/30/2002       84,375        0           0            0          24,988
                                         3/31/2002      180,000        0           0            0               0

Daryl S. Meddings                        9/30/2004     $180,000        0           0            0               0
Executive Vice President and             9/30/2003      170,000        0           0            0          44,779
Chief Financial Officer                  9/30/2002       77,133        0           0            0           3,575
                                         3/31/2002      180,000        0           0            0               0

Wayne K. Bailey                          9/30/2004            0        0           0            0               0
Chief Financial Officer                  9/30/2003            0        0           0            0               0
of Parent Ocean West Holding Corp.       9/30/2002            0        0           0            0               0
                                         3/31/2002            0        0           0            0               0

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

No stock options were granted to the named Executive Officers during 2004.

2005 MANAGEMENT AND DIRECTOR EQUITY INCENTIVE AND COMPENSATION PLAN

      The Company has adopted the 2005 Management and Director Equity Incentive and Compensation Plan (the "2005 Plan") in order to motivate participants by means of stock options and restricted shares to achieve the Company's long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2005 Plan provides for the grant of any combination of stock options to purchase shares of Common Stock or restricted stock to our directors, officers, employees and consultants and those of our subsidiaries. The 2005 Plan which is administered by our Board of Directors, authorizes the issuance of a maximum of 2,000,000 shares of Common Stock, which may be authorized and unissued shares or treasury shares. The stock options granted under the 2005 Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code ("ISO's"), or non-qualified stock options ("NQSO's"). Both incentive stock options and non-qualified stock options must be granted at an exercise price of not less than the fair market value of shares of Common Stock at the time the option is granted and incentive stock options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2005 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2005 Plan will terminate on June 6, 2015.

      On July 19, 2005, the Board of Directors granted Alan Smith and Sandro Sordi, the two independent members of the Board of Directors, options to each purchase 40,000 shares of Common Stock. These non-qualified stock options are exercisable for 10 years commencing on July 20, 2005 at $.70 per share, with 25,000 shares vested immediately for prior services and an additional 5,000 shares vested each four months from July 19, 2005 until fully vested 12 months later.

      On July 20, 2005, the Board of Directors granted Darryl Cohen an option under his employment contract to purchase 200,000 shares of Common stock exercisable for up to 10 years at $.70 per share. Fifty (50,000) thousand shares vested immediately and 50,000 shares will vest every 90 days thereafter for 9 months.

EMPLOYMENT AGREEMENTS

      On July 19, 2005, IBP, our wholly-owned subsidiary, entered into a three-year employment contract with Darryl Cohen as President and Chief Executive Officer. Mr. Cohen is being compensated at the rate of not less than $110,000. Mr. Cohen was granted options to purchase 200,000 shares of Common Stock at $.70 per share under his employment agreement. Mr. Cohen is entitled to an annual incentive bonus at each anniversary date of his agreement equal to (i) up to one-half of his then salary, plus (ii) up to 50,000 options and at the end of each 90 day period of employment (except that period coinciding with an anniversary date) up to 25,000 options.

      In the event Mr. Cohen's employment is terminated for death, disability or for Good Reason (as defined) Mr. Cohen or his estate shall be entitled to severance of 50% of his base salary plus bonuses for the prior year. During the term of his Agreement, or if terminated for cause (as defined) for the balance of the term and for a period of 12 months after termination of employment Mr. Cohen agreed not to compete with the Company's current business or at any time during the term concluded by the Company. For a two-year period following termination of Mr. Cohen's employment, he agreed not to solicit clients to discontinue their relationship with the Company or solicit any employee to discontinue employment with the Company.

      Upon the spin-off of OWE declared on May 23, 2005, OWE assumed all liabilities and obligations of the Company including the above described employment agreement.

      No amounts are accrued for the deferred compensation as Ocean West has had no pre-tax profits.

                             PRINCIPAL STOCKHOLDERS

      On  September  12,  2005,  after giving  effect to the  completion  of the
Offering there were 25,733,280 shares of our Common Stock issued and outstanding. As of that date, (i) 1,500,000 shares of our common stock were reserved for issuance pursuant to option grants to consultants; (ii) 2,000,000 shares of Common Stock were reserved for issuance under the Company's 2005 Management and Director Equity Incentive Compensation Plan of which 1,842,000 options had been granted; and (iii) no shares of our Common Stock were reserved for issuance pursuant to other securities exercisable for, or convertible into or exchangeable for, shares of our Common Stock. Each holder of our Common Stock is entitled to cast one vote, in person or by proxy, for each share of our Common Stock held by such holder. Because of the surrender of our outstanding preferred stock and Class B common stock to the Company upon the Closing of the Transaction, our Common Stock is the only capital stock outstanding.

      The following table sets forth information with respect to our Class A common stock, par value $0.01 per share, owned as of the date hereof by each person who beneficially owns more than five percent (5%) of our outstanding Class A common stock, by each of our executive officers and directors and by all of our executive officers and directors as a group.

------------------------------------------------------------------------------------------------------
                                                                   TOTAL NUMBER OF
                                                                   SECURITIES OWNED      PERCENT OF
            NAME OF BENEFICIAL OWNER            TITLE OF CLASS       BENEFICIALLY         CLASS (1)
------------------------------------------------------------------------------------------------------
Darryl Cohen(3)                                  Common Shares          1,262,667(2)          4.9%
------------------------------------------------------------------------------------------------------
Alan Smith(3)                                    Common Shares             25,000(4)             0
------------------------------------------------------------------------------------------------------
Sandro Sordi(3)                                  Common Shares            758,334(4)          2.9%
------------------------------------------------------------------------------------------------------
Total number of shares owned by directors        Common Shares          2,045,941             7.8%
and executive officers as a group(3
persons)
------------------------------------------------------------------------------------------------------

----------
(1) Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.
(2) Includes 50,000 shares of common stock issuable under currently exercisable options, but does not include 150,000 shares of common stock issuable under options not currently exercisable and 20,000 shares underlying warrants exercisable at $2.00 per share to be issued pursuant to the Exchange Agreement.
(3) The mailing address of each person shown is c/o Ocean West Holding Corporation, 4117 West 16th Square, Vero Beach, FL 32967-8103.
(4) Includes 25,000 shares of common stock issuable under currently exercisable options, but does not include 15,000 shares of common stock issuable under options not currently exercisable.
(5) Does not include 500,000 shares issued to Vertical, of which Robert Fallah, Manager of Global Asset Management, LLC, is a shareholder and a director.

                              SELLING STOCKHOLDERS

      An aggregate of 18,647,276 shares of Common Stock may be offered for sale and sold pursuant to this prospectus by the selling shareholders. The shares are to be offered by and for the respective accounts of the selling shareholders. We have agreed to register all of the shares under the Securities Act for resale by the selling shareholders and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

      o We issued an aggregate of 10,666,670 shares of our Common Stock to 41 investors in our Offering ("Offering Shares").

      o We issued 1,066,710 shares of Common Stock to the placement agent as placement agent compensation and an additional 500,000 shares as a finder's fee for the Transaction (which has been or will be distributed between the placement agent, Livingston Ventures and Allan Diamond) ("Placement Agent Shares").

      o We issued 6,413,896 shares of Common Stock ("Exchange Shares") pursuant to the Stock Exchange Agreement.

      Information with respect to the selling shareholders and the shares of our common stock held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the selling shareholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.

                                                                   Amount and Nature of
                                                                Beneficial Ownership After
                                                                     the Sale of the
                             Number of       Number of            Shares Being Offered
                             Shares Owned    Shares Being            Percentage(1)
Selling Shareholder          Prior to Sale   Offered for Sale        Before     After
-------------------          -------------   ----------------        ------     -----
William J. and Gail Alcott         166,667            166,667             *        --

Adorno & Yoss LLP                  599,740            599,740(4)       1.94%       --

Argent, Ltd and/or                 251,883            251,883(2)          *        --
Robert DePalo Trustee

Arthur P. Bergeron                 250,000            250,000             *        --

Jeff Blatnner                       20,000             20,000(4)          *        --

Michael Bird                       100,000            100,000             *        --

Max E. & Patricia H. Bobbitt        20,000             20,000(4)          *        --

Thaddeus Bort                       32,000             32,000(4)          *        --

Boston Financial Partners        1,160,484            709,737(2)        4.5%       --

Charles Bradshaw                    32,500             32,500(4)          *        --

Michael Brown                      100,000            100,000(4)          *        --

Jim Buck                            22,833             22,833(4)          *        --

Steve Burns                        542,600            542,600(4)        2.1%       --

                                                                   Amount and Nature of
                                                                Beneficial Ownership After
                                                                     the Sale of the
                            Number of        Number of             Shares Being Offered
                            Shares Owned     Shares Being              Percentage(1)
Selling Shareholder          Prior to Sale   Offered for Sale        Before     After
-------------------          -------------   ----------------        ------     -----
CA Lawyers group                    10,000             10,000(4)          *        --

William Caldwell                    32,500             32,500(4)          *        --

Theodore/Beverly Catino             31,000             31,000(4)          *        --

Gerald Caviston                     66,667             66,667             *        --

Ella Chesnutt                       88,750             88,750(4)          *        --

John F. and Rayna A. Cipollini     200,000            200,000             *        --

Angela Chen Sabella                166,667            166,667             *        --

Gino Ciardella                      60,000             60,000(4)          *        --

Darryl and Nini Cohen TTEE       1,152,667          1,152,667(4)        4.5%       --

Grant Cohen                         25,000             25,000(4)          *        --

Mark Cohen                          25,000             25,000(4)          *        --

Yvon Cormier                     2,000,000          2,000,000           7.8%       --

John J. Cummins                     23,200             23,200(4)          *        --

Vito A. DeMarco                    166,667            166,667             *        --

Robert DePalo                      198,948             98,948(3)          *        --

Allan Diamond                        5,000              5,000(3)          *        --

Sandra Einck                        60,000             60,000             *        --

Everst Ltd                       1,000,000          1,000,000           3.9%       --

Robert Fallah                       98,948             98,948(3)          *        --

Henry Fong                         166,667            166,667             *        --

Galileo Asset Management SA        373,656            373,656(2)        1.5%       --

Michael Gates                       32,000             32,000(4)          *        --

Charles A. Gargano                 166,667            166,667             *        --

Giosue LLC                          75,000             75,000(3)          *        --

Gordon Gregoretti                   83,333             83,333             *        --

Bruce Halpern                       65,000             65,000(4)          *        --

Michael Hamblett                   323,271            323,271(2)        1.3%       --

Glenn Hartman                      166,667            166,667             *        --

                                                                   Amount and Nature of
                                                                 Beneficial Ownership After
                                                                     the Sale of the
                             Number of       Number of             Shares Being Offered
                             Shares Owned    Shares Being              Percentage(1)
Selling Shareholder          Prior to Sale   Offered for Sale        Before     After
-------------------          -------------   ----------------        ------     -----
Richard S. Hemrick                 166,667            166,667             *        --

Christopher D. Hession              16,800             16,800(4)          *        --

Idlewyld                           715,910            715,910(4)        2.8%       --

Thomas Iovino                      166,667            166,667             *        --

Colleen Kent                        20,000             20,000(4)          *        --

Julie King                          83,333             83,333             *        --

Keith Kite                          32,500             32,500(4)          *        --

John Kostiuk                       535,500            535,500(4)        2.1%       --

Gregg Layton                       170,000            170,000             *        --

Livingston Ventures                 75,000             75,000(3)          *        --

Allan R. Lyons                     100,000            100,000             *        --

Steve McLaren                       39,833             39,833(4)          *        --

Raymond Mikulich                   175,000            175,000             *        --

Jack Miller                         34,500             34,500(4)          *        --

Richard Neslund                  1,000,000          1,000,000           3.9%       --

Nobel Consultants LTD            1,000,000          1,000,000           3.9%       --

Nobel Securities Holdings        1,000,000          1,000,000           3.9%       --

Maria Pedrosa ITF                  166,667            166,667             *        --

Kenneth Puttick                    430,000            430,000(4)        1.7%       --

Bruce D. Reichert                   30,000             30,000             *        --

Randall Reid                       166,667            166,667             *        --

Adam Rentzer                       150,000            150,000(4)          *        --

Republic Aggressive Growth         166,667            166,667             *        --

Edward M. Rotter                   166,667            166,667             *        --

Walter Sackville                    98,333             98,333(4)          *        --

Verity SanSouci                     16,000             16,000(3)          *        --

Gary Schonwald                     380,000             50,000(3)          *        --


                                                                   Amount and Nature of
                                                                Beneficial Ownership After
                                                                     the Sale of the
                             Number of       Number of             Shares Being Offered
                             Shares Owned    Shares Being              Percentage(1)
Selling Shareholder          Prior to Sale   Offered for Sale        Before     After
-------------------          -------------   ----------------        ------     -----
Bruce Shalett                       75,000             75,000(3)          *        --

Alan Smith                          50,000             50,000(4)          *        --

Daniel Smith                        20,000             20,000(4)          *        --

Kelly Smith                         26,000             26,000(4)          *        --

Anna Sordi                         733,334            733,334(4)        2.8%       --

Anthony J. Spatacco, Jr.           119,968            119,968(2)          *        --

JD Staley                           40,000             40,000(4)          *        --

Starboard Capital Markets           36,635             36,635(2)          *        --
Tax id#23-2770786

Kenneth A. Steel, Jr.              100,000            100,000             *        --

Elvira Stinghi                      66,600             66,600             *        --

Randy Strassburg                    83,333             83,333             *        --

Morris Tenaglia                    166,627            166,627             *        --

Daniel Trennepohl                   32,500             32,500(4)          *        --

Lawrence R. and Lori R. Turel       83,333             83,333             *        --

Michael Ullman                     100,000            100,000             *        --

Vertical Capital Partners          420,000            420,000(3)        1.6%       --

Edward Walters                      25,000             25,000(4)          *        --

Gerry Wolken                        85,000             85,000(4)          *        --

----------
*     Less than 1% of the issued and outstanding shares
(1) As of September 12, 2005, we had 25,733,280 shares of Common Stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is: (a) deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)   These are Placement Agent Shares.
(3)   These are Offering Shares.
(4)   These are Exchange Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

      We currently have authorized capital of 45,600,000 shares, of which 35,600,000 shares have been designated as common stock, par value $.01 per share, and 10,000,000 shares as preferred stock, par value $.01 per share. We filed an information statement on Schedule 14(c) with the SEC on July 18, 2005 pursuant to which we intend to increase our authorized capital stock from 45,600,000 to 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, for which the Board of Directors may designate additional series.

COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby are validly issued, fully paid and non-assessable.

PREFERRED STOCK

      The Board of Directors has the authority to designate one or more series of Preferred Stock. Such provisions are referred to as "blank check" provisions, as they give the Board of Directors the flexibility, from time to time, without further stockholder approval, to create Preferred Stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the company and (viii) other relative rights, preferences and limitations of such series.

      If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. On the Company's liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company. Preferred stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our capital stock.

      The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. In addition, the issuance of additional Common Shares or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company is currently not considering the issuance of preferred stock for such financing or transactional purposes and has no agreements or understandings, or any present intention to issue any series of preferred stock.

DIVIDENDS

      In the fiscal year ended September 30, 2004, we did not pay any cash dividends on any common shares, but did pay dividends on the preferred shares. We do not intend on paying any dividends on common shares in the foreseeable future. The decision to pay dividends on common shares will depend on our situation with regard to profitability, cash availability and credit line restrictions.

TRANSFER AGENT

      The transfer agent for our Common Stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.

SEC POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

CERTAIN MARKET INFORMATION

      Our Common Stock is listed on the NASD's OTCBB. There has been limited trading, to date, of our Common Stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

      Federal regulations governing "penny stocks" could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate "penny stocks." Because our securities currently constitute a "penny stock" within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

EQUITY COMPENSATION PLAN INFORMATION

      See  "Executive   Compensation  -  2005  Management  and  Director  Equity
Incentive and Compensation Plan" described above.


                              PLAN OF DISTRIBUTION

      The Shares being offered for sale pursuant to this prospectus may be sold by the selling shareholders for their respective own accounts. We will receive none of the proceeds from this offering. The selling shareholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares. The distribution of the Shares by the selling shareholders is not currently subject to any underwriting agreement. Each selling shareholder must use a broker-dealer which is registered in the state in which the selling shareholder seeks to sell their Shares.

      The Shares may be sold or transferred for value by the selling shareholders, in one or more transactions, on the NASD OTC Bulletin Board, in privately negotiated transactions or in a combination of such methods. The Shares may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling or transferring the Shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers/transferees of the Shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any NASD member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling shareholders and any broker or dealer that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the NASD Corporate Financing Rules.

      Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o the name of each of such selling shareholder and the participating brokers and/or dealers,

      o     the number of shares involved,

      o     the price at which such shares are being sold,

      o the commissions paid or the discounts or concessions allowed to such brokers and/or dealers,

      o where applicable, that such brokers and/or dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and

      o     other facts material to the transaction.

      Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      Vertical, an NASD member firm, will not participate in any capacity under this resale prospectus and distribution, other than as a selling stockholder.

      There can be no assurance that the selling shareholders will sell or transfer any of the Shares being offered pursuant to this prospectus.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 2004 and for the year then ended, have been included in this prospectus and in the registration statement in reliance upon the report of Webb & Company, P.A., independent auditors, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the shares of our common stock being offered for sale pursuant to this prospectus has been passed upon for us by Robinson & Cole LLP, 885 Third Avenue, Suite 2800, New York, NY 10022.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of June 30, 2005 (Unaudited) ..................F-1


Consolidated  Statement  of  Operations  for the Three Months Ended June 30,
  2005 and 2004 and the Six  Months  Ended  June 30,  2005 and for the period
  January 7, 2004 (Inception) To June 30, 2004 (Unaudited)...................F-2

Consolidated Statement of Changes in Stockholders' Deficiency for
  the Six Months Ended June 30, 2005.........................................F-3

Consolidated  Statements of Cash Flows for the Six Months Ended June 30, 2005
  and for the period January 7, 2004 (Inception)
  To June 30, 2004 (Unaudited)...............................................F-4

Notes to Consolidated Financial Statements (Unaudited) as of June 30, 2005.. F-5

Report of Independent Registered Public Accounting Firm.....................F-13

Consolidated Balance Sheet as of December 31, 2004..........................F-14

Consolidated Statement of Operations for the Period from
  January 7, 2004 (Inception) to December 31, 2004 .........................F-15

Consolidated Statement of Changes in Stockholders' Deficiency for the Period
   from January 7, 2004 (Inception) to December 31, 2004....................F-16

Consolidated Statement of Cash Flows for the Period from
  January 7, 2004 (Inception to December 31, 2004...........................F-17

Notes to Consolidated Financial Statements as of December 31, 2004..........F-18


                           OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                                     Consolidated Balance Sheet
                                            June 30, 2005
                                             (Unaudited)
----------------------------------------------------------------------------------------------------
                                               ASSETS
CURRENT ASSETS
  Cash                                                                                   $     1,614
                                                                                         -----------
 Total Currents Assets                                                                         1,614

PROPERTY AND EQUIPMENT, NET                                                                   19,983

OTHER ASSETS
Deposits                                                                                       1,500
                                                                                         -----------
  TOTAL ASSETS                                                                           $    23,097
                                                                                         ===========

                              LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Account payable                                                                          $   270,092
Accrued expenses                                                                              56,219
Deferred revenue                                                                               1,437
Notes payable                                                                                100,000
                                                                                         -----------
 Total Current Liabilities                                                                   427,748

COMMITMENTS AND CONTINGENCIES                                                                     --

STOCKHOLDERS' DEFICIENCY
Preferred stock $0.01 par value, authorized 10,000,000 shares
none issued and outstanding                                                                       --
Preferred stock Series C 1,000 shares authorized none issued and outstanding                      --
Preferred stock Series E 680 shares authorized none issued and outstanding                        --
Preferred stock Series F 1,050 shares authorized none issued and outstanding                      --
Preferred stock Series G 2,000 shares authorized none issued and outstanding                      --
Preferred stock Series I 125 shares authorized none issued and outstanding                        --
Preferred stock Series L 1,000 shares authorized none issued and outstanding                      --
Preferred stock Series M 5,000 shares authorized none issued and outstanding                      --
Preferred stock Series N 10,000 shares authorized none issued and outstanding                     --
Class B common stock $0.01 par value, 5,000 000 authorized none issued and outstanding            --
Class D common stock $0.01 par value, 600,000 authorized none issued and outstanding              --
Common stock $0.01 par value, authorized 30,000,000 shares                                        --
13,999,900 shares issued and outstanding                                                     140,000
Additional paid-in capital                                                                 2,211,223
Deferred stock compensation                                                                 (349,575)
Accumulated deficit                                                                       (2,406,299)
                                                                                         -----------
 Total Stockholders' Deficiency                                                             (404,651)
                                                                                         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                           $    23,097
                                                                                         ===========

                    See accompanying notes to consolidated financial statements.


                             OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                                  Consolidated Statement of Operations
                                               (UNAUDITED)
--------------------------------------------------------------------------------------------------------
                                                                                           For the period
                                                                              For the Six  January 7, 2004
                                                   For the Three Months       months ended (Inception) to
                                                       Ended June 30,           June 30,       June 30,
                                                --------------------------    -----------    -----------
                                                    2005           2004           2005          2004
                                                -----------    -----------    -----------    -----------
REVENUE                                         $     3,586             --    $     6,318    $        --
                                                -----------    -----------    -----------    -----------
COSTS AND OPERATING EXPENSES

Research and development                             40,956         28,000         41,856         31,576
Cost of revenue                                     175,265             --        221,264             --
General and administrative expenses                  26,282         15,310         59,827         30,027
Professional fees                                   108,894         23,460        142,015         45,336
Payroll expense                                      38,204             --        159,900             --
Interest                                              3,989             --          4,296
Stock compensation                                  932,364             --        988,614             --
                                                -----------    -----------    -----------    -----------
  Total Operating Expesnes                        1,325,954         66,770      1,617,772        106,939
                                                -----------    -----------    -----------    -----------
NET LOSS FROM OPERATIONS                         (1,322,368)       (66,770)    (1,611,454)      (106,939)

  Income taxes                                           --             --             --             --
                                                -----------    -----------    -----------    -----------
NET LOSS                                        $(1,322,368)       (66,770)   $(1,611,454)   $  (106,939)
                                                ===========    ===========    ===========    ===========

Weighted average number of common shares
  outstanding - basic and diluted                 8,736,548      1,465,000      5,951,317      1,465,000
                                                -----------    -----------    -----------    -----------
Net loss per common share - basic and diluted   $     (0.15)         (0.05)   $     (0.27)   $     (0.07)
                                                ===========    ===========    ===========    ===========


                      See accompanying notes to consolidated financial statements.

                                           OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                                    Consolidated Statement of Changes in Stockholders' Deficiency
                                               For the Six Months Ended June 30, 2005
                                                             (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------


                         Preferred Stock              Common Stock            Additional
                  ---------------------------   -------------------------      Paid-in         Deferred     Accumulated
                      Shares         Amount        Shares       Amount         Capitial      Compensation      Defecit      Total
                  -------------   -----------   -----------   -----------    ------------    ------------   -----------   ---------
BALANCE,
 DECEMBER
 31, 2004                    --   $        --   $ 2,603,123   $    26,031    $    841,628    $   (178,125)  $  (794,845)  $(105,311)

Sale of
 common
 Stock                       --            --     1,078,333        10,784         312,716              --            --     323,500

Shares
 issued
 for
 services                    --            --     2,662,440        26,625         662,439              --            --     689,064

Shares
 issued
 for
 consulting                  --            --     2,070,000        20,700         450,300        (471,000)           --          --

Shares
 issued
 in reverse
 merger                      --            --     5,586,004        55,860         (55,860)             --            --          --

Amortizarion
 of consulting
 contracts                   --            --            --            --            --           187,050            --     187,050

Amortization
 of warrants                                                                                      112,500                   112,500

Net Loss
 for the
 six months
 ended                       --            --            --            --            --                --    (1,611,454) (1,611,454)
                  -------------   -----------   -----------   -----------    ------------    ------------   -----------   ---------
Balance
 June 30,
 2005                        --   $        --    13,999,900   $   140,000    $  2,211,223    $   (349,575)  $(2,406,299)  $(404,651)
                  =============   ===========   ===========   ===========    ============    ============   ===========   =========


                                    See accompanying notes to consolidated financial statements.



                    OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED STATEMENT OF CASH FLOWS
                                      (UNAUDITED)
---------------------------------------------------------------------------------------

                                                                              For the
                                                                              Period
                                                               For the      Jaunuary 7,
                                                             six months         2004
                                                                Ended      (Inception) to
                                                               June 30,       June 30,
                                                                 2005           2004
                                                             -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                $(1,611,454)   $  (106,939)
     Adjustments to reconcile net loss to net cash used in
      operating activities
       Depreciation                                                2,662          1,123
       Equity issued for services                                988,614             --
     Changes in operating assets and liabilities
       Increase in deposits                                        1,350             --
       Increase in accounts payable                              167,468             --
       Increase in accrued payroll                                36,186             --
       Increase in deferred revenue                               (4,275)            --
                                                             -----------    -----------
Net Cash  Used In Operating Activities                          (419,449)      (105,816)
                                                             -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of equipment                                          --        (18,684)
                                                             -----------    -----------
Net Cash Used In Investing Activities                                 --        (18,684)
                                                             -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock                      323,500        124,500
     Proceeds from note payable                                  100,000
     Cash overdraft                                               (2,437)            --
                                                             -----------    -----------
Net Cash Provided By Financing Activities                        421,063        124,500
                                                             -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                          1,614             --

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        --             --
                                                             -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                     $     1,614             --
                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

     Interest paid                                           $        --    $        --
                                                             ===========    ===========
     Income taxes                                            $        --    $        --
                                                             ===========    ===========


              See accompanying notes to consolidated financial statements.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


NOTE 1 ORGANIZATION AND BASIS OF PRESENTATION

      (A)   BASIS OF PRESENTATION

       The accompanying unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations. The results for the interim period are not necessarily indicative of the results to be expected for the year.

      (B)   ORGANIZATION

       InfoByPhone, Inc. is a Delaware corporation formed on June 10, 2004. InfoByPhone, Inc. provides information services and content through its AskMeNow service to mobile devices. This service allows mobile users to ask questions through text messaging/SMS, email, or IVR voice system and receive answers via text messaging.

       On June 18, 2004, InfoByPhone, Inc. consummated an agreement with InfoByPhone, LLC, an Ohio LLC formed on January 7, 2004, pursuant to which InfoByPhone, LLC exchanged 100% of its member units for 1,465,000 shares or approximately 80% of the common stock of InfoByPhone, Inc. As a result of the agreement, the transaction was treated for accounting purposes as a recapitalization by the accounting acquirer (InfoByPhone, LLC).

       Accordingly, the financial statements include the following:

      (1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

      (2) The statement of operations includes the operations of the acquirer for the period presented and the operations of the acquiree from the date of recapitalization.

       On June 6, 2005, InfoByPhone, Inc., Inc. consummated an agreement with Ocean West Holding Corporation, pursuant to which InfoByPhone, Inc. exchanged all of its 6,000,000 then issued and outstanding shares of common stock for 6,000,000 shares or approximately 50% of the common stock of Oceans West Holding Corporation. As a result of the agreement, the transaction was treated for accounting purposes as a recapitalization by the accounting acquirer (InfoByPhone, Inc).

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


       Accordingly, the financial statements include the following:

       (1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

       (2) The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

       Ocean  West  Holding   Corporation  and  its  wholly-owned   subsidiaries
       InfoByPhone, Inc. and InfoByPhone, LLC are hereinafter referred to as (the "Company").

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A)   PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of Ocean West Holding Corporation and its wholly-owned subsidiaries, InfoByPhone, Inc. and InfoByPhone, LLC. Intercompany accounts and transactions have been eliminated in consolidation.

      (B)   REVENUE RECOGNITION

       Revenue is recognized over the service period. The Company bills for its services one year in advance. All prepaid annual services revenue is deferred and recognized over the service period.

       (C)CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

      (D)   ACCOUNTS RECEIVABLE

       The Company is required to estimate the collectability of its accounts receivable. The Company's reserve for doubtful accounts is estimated by management based on a review of historic losses and the age of existing receivables from specific customers.

      (E)   CONCENTRATION OF CREDIT RISK

       During 2005, one customer accounted for 100% of the Company's sales.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


      (F)   USE OF ACCOUNTING ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (G)   PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets. The estimated useful life of the computer equipment is five years and the estimated useful life of the office furniture is seven years.

      (H)   ADVERTISING COSTS

       Advertising costs are expensed as incurred. Total advertising costs charged to operations for the periods ended June 30, 2005 and 2004 were $2,700 and $0, respectively.

      (I)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts reported in the balance sheet for receivables, notes payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

      (J)   INCOME TAXES

       The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss carryforward of approximately $1,417,600, which expires in 2024. The Company has recorded a reserve of $480,013 against the deferred tax asset due to the Company having no profitable operating history. The reconciliation between the statutory federal rate of 34% and the effective federal income tax rate of 0% is an increase to the valuation allowance for the net operating loss carryforward of $245,753 during the six months ended June 30, 2005.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


      (K)   LOSS PER SHARE

       The Company has adopted SFAS 128, "Earnings per Share." Loss per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock warrants were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. The total potential dilutive warrants and stock options outstanding at June 30, 2005 were 483,123 and 821,000, respectively. There were no dilutive securities outstanding for the period ended June 30, 2004.

      (L)   BUSINESS SEGMENTS

      The Company operates in one segment and therefore segment information is not presented.

      (M)   STOCK BASED COMPENSATION

       The Company accounts for employee stock options in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees" and has adopted the disclosure-only option under SFAS No. 123. The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings per share as if SFAS 123 has been adopted.

      (N)   RESEARCH AND DEVELOPMENT

       Research and development expenses include payroll and employee benefits costs associated with product development. The Company has determined that technological feasibility for its software products is reached shortly before the products are released. Costs incurred after technological feasibility is established are not material, and accordingly, all research and development costs are expensed when incurred.

      (O)   RECENT ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets
      - an amendment of APB Opinion No. 29," and SFAS No. 123 (revised 2004), "Share-Based Payment," were recently issued. SFAS Nos. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


NOTE 3 PROPERTY AND EQUIPMENT

       At June 30, 2005 property and equipment consisted of the following:

           Computer equipment                                    $        7,585
           Office furniture                                              18,684
           Less accumulated depreciation                                 (6,286)
                                                                 --------------
                                                                 $       19,983
                                                                 ==============

       Depreciation expense for the periods ended June 30, 2005 and 2004 were $2,662 and $1,123, respectively.

NOTE 4 PROMISSORY NOTE

       The Company received $100,000 under a secured promissory note dated March 15, 2005. The note bears interest at 16% per annum, is due on the earlier of May 28, 2005 or upon the Company receiving $750,000 of equity or debt proceeds. The note is secured by all of the tangible and intangible assets of the Company. As of June 30, 2005, the note was in default (See
       Note 9).

NOTE 5 STOCKHOLDERS' EQUITY

       The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of $.01 par value preferred stock. The Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series. As of June 30, 2005, the Company has no preferred stock outstanding.

       On June 2, 2005, Ocean West Holding Corporation received 5,586,004 shares of common stock in a reverse merger transaction with InfoByPhone (See
       Note 1).

       During 2005, the Company issued 2,662,400 shares of common stock for services valued at $689,064. The Company recorded the fair value on the date of issuance based on recent cash offering prices.

       During 2005, the Company issued a total of 2,070,000 shares of common stock valued at $471,000 to four consultants for services. The Company recorded the fair market value on the date of issuance based on recent cash offering prices. For the three and six months ended June 30, 2005, the Company recognized $187,050 and $187,050, respectively, in expenses.

       During 2005, the Company issued 1,078,333 shares of common stock to individuals for cash of $323,500. During 2004, the Company issued 300,000

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


       common stock options with an exercise price of $.25 to a consultant for services. The Company recorded the fair market value of the options based in the intrinsic value of $225,000, which was the difference between the exercise price and the fair market value of the common stock on the date of grant. For the three and six months ended June 30, 2005, the Company recognized $56,250 and $112,500, respectively, in expenses.

       During 2004, the Company sold a total of 483,123 units that consist of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $2.00 per share that expires three years from the date of issuance for gross proceeds of $483,123.

NOTE 6 STOCK OPTION PLAN

       Under the 2005 Management and Director Equity Incentive and Compensation Plan, the Company may grant incentive stock options to its employees and officers, and non-qualified stock options to directors, and consultants of the Company as well as restricted performance shares to purchase up to 2,000,000 shares of common stock. Under the plan, the exercise price of each option equals or exceeds the market price of the Company's stock on the date of grant, and the options' maximum term is five years. Options are granted at various times and vest over various periods.

       During June 2005, the Company granted 821,000 stock options to certain employees. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options issued to employees. Accordingly, no compensation cost has been recognized for options issued to employees. Had compensation cost been determined based on the fair market value at the grant date, consistent with SFAS 123, the Company's net loss would have changed to the pro-forma amounts indicated below.

                                                                      2005
                                                                 --------------
       Net loss available to common shareholders
                                                As Reported          (1,611,454)
                                                  Pro Forma          (1,895,274)
       Basic and diluted loss per share
                                                As Reported               (.027)
                                                  Pro Forma               (.027)

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005, dividend yield of zero, expected volatility of 52%; risk-free interest rates of 4.125% expected lives of five years.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)

       A summary of the status of Company's stock option plan as of June 30, 2005 and the changes during the periods then ended is presented below:

                                                                    Weighted
                                                                     Average
       Fixed Options                                Shares       Exercise Price
       ---------------------------------------  --------------   --------------
       Outstanding at beginning of year                     --   $           --
       Granted                                         821,000              .69
                                                --------------   --------------
       Outstanding at June 30, 2005                    821,000   $          .69
                                                ==============   ==============
       Options exercisable at June 30, 2005            410,500
                                                ==============

       Weighted average fair value of options
       granted to employees during period ended
       June 30, 2005                            $          .69
                                                ==============

                                           Weighted
                           Number          Average        Weighted         Number           Weighted
                         Outstanding      Remaining        Average       Outstanding         Average
         Exercise        at June 30,     Contractual      Exercise        at June 30,       Exercise
           Price            2005             Life           Price            2005            Price
       --------------  --------------  ---------------  --------------  ---------------  --------------
       $          .69         821,000              5.0             .69          821,000  $          .69

NOTE 7 COMMITMENTS AND CONTINGENCIES

       The Company has entered into various service and content agreements. The agreements are usually effective for a period of one year and require the Company to pay a monthly fee and/or transaction fees based on usage. The costs associated with these contracts are included in costs of revenues.

NOTE 8 GOING CONCERN

       As reflected in the accompanying financial statements, at June 30, 2005, the Company has a net loss of $1,611,454, a working capital deficiency of $426,134, a stockholders' deficiency of $404,651 and used cash in operations of $419,449. In addition to the need for capital to cover ongoing operating expenses, the Company estimates that it may require up to $410,000 per month to launch its product. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                 OCEAN WEST HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005
                                   (UNAUDITED)


       The Company's continued existence is dependent upon its ability to raise capital and to successfully market and sell its products (See Note 9).
       The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 9 SUBSEQUENT EVENTS

       After June 30, 2005, the Company raised $3,200,000 in a private placement of its securities, on a best efforts, minimum-maximum basis (the "Offering"). As of July 31, 2005, the Company had sold 10,666,669 shares of the Company's Common Stock (the "Shares") for total gross proceeds of $3,200,000. The Company received net proceeds of approximately $2,784,000, after deducting fees payable to the placement agent. These fees included a 10% commission equal to $320,000, payable in cash plus the placement agent also received shares of Common Stock, equal to 10% of all shares sold for a total of 969,645 shares of Common Stock, a 3% non-accountable expense allowance of $96,000, as well as other transaction expenses payable by the Company. It should be noted that the placement agent paid other selected dealers a fee equal to 10% cash commission and 10% of all shares placed by each selected dealer. The proceeds received in this Offering will first be used to repay approximately $100,000 of outstanding principal and accrued interest owed to Allied International Fund. The remaining proceeds from this Offering will be used for research and development, marketing and for working capital and general corporate uses.

       In July 2005 the Company repaid its $100,000 secured promissory note dated March 15, 2005.

       In July 2005 , the Company entered into an employment agreements with its President for a term of three years at an annual minimum salary of $110,000 with additional bonuses and fringe benefits. The Company also issued the President 200,000 common stock options.

       In July 2005 , the Company entered into an employment agreements with an executive for a term of one year at an annual minimum salary of $110,000 with additional bonuses and fringe benefits. The Company also issued the executive 50,000 common stock options.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
  Infobyphone, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Infobyphone, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of operations changes in stockholders' deficiency and cash flows for the period from January 7, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Infobyphone, Inc. and subsidiary as of December 31, 2004 and the results of its operations and its cash flows for the period from January 7, 2004 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company has a net loss of $794,845, a working capital deficiency of $129,456, a stockholders' deficiency of $105,311 and used cash in operations of $618,827. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 7. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
May 12, 2005

                        INFOBYPHONE, INC. AND SUBSIDIARY
                           Consolidated Balance Sheet
                                December 31, 2004

--------------------------------------------------------------------------------

                                     ASSETS
CURRENT ASSETS
  Cash                                                                         $      --
  Accounts receivable, net                                                         1,350
                                                                               ---------
       Total Currents Assets                                                       1,350

PROPERTY AND EQUIPMENT, NET                                                       22,645

OTHER ASSETS
   Deposits                                                                        1,500
                                                                               ---------

  TOTAL ASSETS                                                                 $  25,495
                                                                               =========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Cash overdraft                                                              $   2,437
   Account payable                                                               102,624
   Accrued payroll                                                                20,033
   Deferred revenue                                                                5,712
                                                                               ---------
       Total Current Liabilities                                                 130,806

COMMITMENTS AND CONTINGENCIES                                                         --

STOCKHOLDERS' DEFICIENCY
Preferred stock $0.0001 par value, authorized 3,000,000 shares
none issued and outstanding                                                           --
Common stock $0.0001 par value, authorized 15,000,000 shares
2,603,123 shares issued and outstanding                                              260
Additional paid-in capital                                                       867,399
Deferred stock compensation                                                     (178,125)
Accumulated deficit                                                             (794,845)
                                                                               ---------
       Total Stockholders' Deficiency                                           (105,311)
                                                                               ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                 $  25,495
                                                                               =========

          See accompanying notes to consolidated financial statements.

                        INFOBYPHONE, INC. AND SUBSIDIARY
                      Consolidated Statement of Operations
                 For the Period from January 7, 2004 (Inception)
                              to December 31, 2004
--------------------------------------------------------------------------------

REVENUE                                                             $     2,848
                                                                    -----------

COSTS AND OPERATING EXPENSES
   Selling expense                                                       36,215
   Research and development                                              33,032
   Cost of revenue                                                       74,934
   General and administrative expenses                                  279,927
   Professional fees                                                    127,845
   Payroll expense                                                      198,865
   Stock compensation                                                    46,875
                                                                    -----------
        Total Operating Expesnes                                        797,693
                                                                    -----------

NET LOSS FROM OPERATIONS                                               (794,845)

  Income taxes                                                               --
                                                                    -----------

NET LOSS                                                            $  (794,845)
                                                                    ===========

Weighted average number of common shares
  outstanding - basic and diluted                                     1,796,882
                                                                    -----------

Net loss per common share - basic and diluted                       $     (0.44)
                                                                    ===========

          See accompanying notes to consolidated financial statements.

                        INFOBYPHONE, INC. AND SUBSIDIARY
          Consolidated Statement of Changes in Stockholders' Deficiency
                 For the Period from January 7, 2004 (Inception)
                              to December 31, 2004
--------------------------------------------------------------------------------

                                                Preferred Stock          Common Stock            Additional
                                                ---------------      ---------------------        Paid-in         Deferred
                                                Shares   Amount      Shares         Amount        Capitial      Compensation
                                                ------   ------      ------         ------        --------      ------------
Common stock issued to founders for cash          --      $ --      1,465,000      $     147      $  84,353      $      --

Stock issued in reverse merger                    --        --        355,000             35              1             --

Sale of common stock and warrants                 --        --        483,123             48        483,075             --

Option expense                                    --        --             --             --        225,000       (178,125)

Proceeds from exercise of stock option            --        --        300,000             30         74,970             --

Net loss for the period from January 7, 2004

 (inception)to December 31, 2004                  --        --             --             --             --             --
                                                 ----     ----      ---------      ---------      ---------      ---------

BALANCE, DECEMBER 31, 2004                        --      $ --      2,603,123      $     260      $ 867,399      $(178,125)
                                                 ====     ====      =========      =========      =========      =========

                                                Accumulated
                                                  Defecit        Total
                                                  -------        -----
Common stock issued to founders for cash        $      --       $  84,500

Stock issued in reverse merger                         --              36

Sale of common stock and warrants                      --         483,123

Option expense                                         --          46,875

Proceeds from exercise of stock option                 --          75,000

Net loss for the period from January 7, 2004

 (inception)to December 31, 2004                 (794,845)       (794,845)
                                                ---------       ---------

BALANCE, DECEMBER 31, 2004                      $(794,845)      $(105,311)
                                                =========       =========

          See accompanying notes to consolidated financial statements.

                        INFOBYPHONE, INC. AND SUBSIDIARY
                      Consolidated Statement of Cash Flows
      For the Period from January 7, 2004 (Inception) to December 31, 2004
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
            Net loss                                                  $(794,845)
            Adjustments to reconcile net loss to net cash used in
             operating activities
              Depreciation                                                3,624
              Equity issued for services                                 46,875
            Changes in operating assets and liabilities
              Increase in accounts receivable                            (1,350)
              Increase in deposits                                       (1,500)
              Increase in accounts payable                              102,624
              Increase in accrued payroll                                20,033
              Increase in deferred revenue                                5,712
                                                                      ---------
               Cash Flows Used In Operating Activities                 (618,827)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
            Purchase of equipment                                       (26,269)
                                                                      ---------
               Cash Flows Used In Operating Activities                  (26,269)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
            Proceeds from issuance of common stock                      642,659
            Cash overdraft                                                2,437
                                                                      ---------
               Cash Flows Provided By Financing Activities              645,096
                                                                      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                    --

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               --
                                                                      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $      --
                                                                      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

            Interest paid                                             $      --
                                                                      =========
            Income taxes                                              $      --
                                                                      =========

          See accompanying notes to consolidated financial statements.

                         Infobyphone Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                             As of December 31, 2004
--------------------------------------------------------------------------------

1.    Organization and Basis of Presentation

      InfoByPhone, Inc. is a Delaware corporation formed on June 10, 2004. InfoByPhone Inc. provides information services and content through its AskMeNow service to mobile devices. This service allows mobile users to ask questions through text messaging/SMS, email, or IVR voice system and receive answers via text messaging.

      On June 18, 2004, InfoByPhone, Inc. consummated an agreement with InfoByPhone, LLC, an Ohio LLC formed on January 7, 2004, pursuant to which InfoByPhone, LLC exchanged 100% of its member units for 1,465,000 shares or approximately 80% of the common stock of InfoByPhone, Inc. As a result of the agreement, the transaction was treated for accounting purposes as a recapitalization by the accounting acquirer (InfoByPhone, LLC).

      Accordingly, the financial statements include the following:

      (1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

      (2) The statement of operations includes the operations of the acquirer for the period presented and the operations of the acquiree from the date of recapitalization.

      InfoByPhone, Inc. and InfoByPhone, LLC are hereafter referred to as (the "Company").

2.    Summary of Significant Accounting Principles

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, InfoByPhone, LLC. Intercompany accounts and transactions have been eliminated in consolidation.

      Revenue Recognition

      Revenue is recognized over the service period. The Company bills for its services one year in advance. All prepaid annual services revenue is deferred and recognized over the service period.

      Cash and Cash Equivalents

      The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

                         Infobyphone Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                             As of December 31, 2004
--------------------------------------------------------------------------------

      Accounts Receivable

      The Company is required to estimate the collectability of its accounts receivable. The Company's reserve for doubtful accounts is estimated by management based on a review of historic losses and the age of existing receivables from specific customers.

      Concentration of Credit Risk

      During 2004, one customer accounted for 100% of the Company's sales and at December 31, 2004, 100% of accounts receivable.

      Use of Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets. The estimated useful life of the computer equipment is five years and the estimated useful life of the office furniture is seven years.

      Advertising Costs

      Advertising costs are expensed as incurred. Total advertising costs charged to operations for the period ended December 31, 2004 was $17,356.

      Fair Value of Financial Instruments

      The carrying amounts reported in the balance sheet for cash, receivables and accrued expenses approximate fair value based on the short-term maturity of these instruments.

      Income Taxes

      The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss carryforward of approximately

                         Infobyphone Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                             As of December 31, 2004
--------------------------------------------------------------------------------

      $689,000, which expires in 2024. The Company has recorded a reserve of $234,260 against the deferred tax asset due to the Company having no profitable operating history. The reconciliation between the statutory federal rate of 34% and the effective federal income tax rate of 0% is an increase to the valuation allowance for the net operating loss carryforward of $234,260.

      Loss Per Share

      The Company has adopted SFAS 128, "Earnings per Share." Loss per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock warrants were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. The total potential dilutive warrants outstanding at December 31, 2004 were 483,123.

      Business Segments

      The Company operates in one segment and therefore segment information is not presented.

      Stock Based Compensation

      The Company accounts for employee stock options in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees" and has adopted the disclosure-only option under SFAS No. 123. The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings per share as if SFAS 123 has been adopted.

      Research and Development

      Research and development expenses include payroll and employee benefits costs associated with product development. The Company has determined that technological feasibility for its software products is reached shortly before the products are released. Costs incurred after technological feasibility is established are not material, and accordingly, all research and development costs are expensed when incurred.

      New Accounting Pronouncements

      Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets
      - an amendment of APB Opinion No. 29," and SFAS No. 123 (revised 2004), "Share-Based Payment," were recently issued. SFAS Nos. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

                         Infobyphone Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                             As of December 31, 2004
--------------------------------------------------------------------------------

3.    Accounts Receivable

      Accounts receivable at December 31, 2004 consisted of the following:

          Accounts receivable                    $1,350
          Less allowance for doubtful accounts       --
                                                 ------

          Accounts receivable, net                1,350
                                                 ======

      For the period ended December 31, 2004, the Company recorded a provision f or doubtful accounts of $0.

4.    Property and Equipment

      At December 31, 2004 property and equipment consisted of the following:

          Computer equipment              $ 18,179
          Office furniture                   8,090
          Less accumulated depreciation     (3,624)
                                          --------

                                          $ 22,645
                                          ========

      Depreciation expense for the period ended December 31, 2004 was $3,624.

5.    Stockholders' Equity

      The Company's Articles of Incorporation authorize the issuance of 3,000,000 shares of $.0001 par value preferred stock. The Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series. As of December 31, 2004, the Company has not issued any preferred stock.

      During 2004, the Company issued 355,000 shares of common stock to the founders of InfoByPhone, Inc. for cash of $36.

      During 2004, the Company issued 84,500 member units in InfoByPhone, LLC for cash of $84,500. During June 2004, InfoByPhone, Inc. consummated an agreement with InfoByPhone, LLC, pursuant to which InfoByPhone, LLC exchanged all of its members' units outstanding for 1,465,000 shares of the common stock of InfoByPhone, Inc.

      During 2004, the Company issued 300,000 common stock options with an exercise price of $.25 to a consultant for services. The Company recorded the fair market value of the options based in the intrinsic value of $225,000, which was the difference between the exercise price and the fair market value of the common stock on the date of grant. During 2004, the consultant exercised the 300,000 common stock option with a exercise price of $.25 resulting in the Company receiving net proceeds of $75,000.

                         Infobyphone Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                             As of December 31, 2004
--------------------------------------------------------------------------------

      During 2004, the Company sold a total of 483,123 units that consist of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $2.00 per share that expires three years from the date of issuance for gross proceeds of $483,123.

6.    Commitments and Contingencies

      The Company has entered into various service and content agreements. The agreements are usually effective for a period of one year and require the Company to pay a monthly fee and/or transaction fees based on usage. The costs associated with these contracts are included in costs of revenues.

7.    Going Concern

      As reflected in the accompanying financial statements, the Company has a net loss of $794,845, a working capital deficiency of $129,456, a stockholders' deficiency of $105,311 and used cash in operations of $618,827. These factors raise substantial doubt about the Company's ability to continue as a going concern

      The Company's continued existence is dependent upon its ability to raise capital and to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

8.    Subsequent Events

      The Company received $100,000 under a secured promissory note dated March 15, 2005. The note bears interest at 16% per annum, is due on the earlier of May 28, 2005 or upon the Company receiving $750,000 of equity or debt proceeds. The note is secured by all of the tangible and intangible assets of the Company.

      During 2005, the Company issued 948,333 shares of common stock for cash of $284,500.

      During April 2005, the Company entered into a securities exchange agreement. The agreement calls for the Company to exchange 100% of its outstanding common shares for 6,000,000 shares or approximately 52% of the total shares of Ocean West Holdings Corp. The acquisition will be treated as a purchase of InfoByPhone, Inc. by Ocean West Holdings Corp. The closing of the transaction is subject to due diligence and other closing conditions. As of May 12, 2005, the transaction has not closed.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The following statutes and by-law provisions are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

      Section  15  of  the  Registrant's   Amended  and  Restated   Articles  of
Incorporation provides that:

      15.1. General. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director office of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or hereafter by amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably
incurred  or  suffered  by  such  person  in   connection   therewith  and  such
indemnification shall continue as to person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
Section 15.2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

      15.2. Failure to Pay a Claim. If a claim under Subsection 15.1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      15.3. Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.

      15.4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trusts or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      15.5. Definition of the Corporation. As used in this Section, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees and agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      15.6. Severability. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director, officer, employee and agent of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Corporation, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated or by any other applicable law.

      Article VII of the Registrant's by-laws provides that: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if such person acted in good faith and in a manner reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in the best interests of the Corporation, or that the person had reasonable cause to believe that the person's conduct was unlawful.

      The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the proceeding if such person acted in good faith, in a manner the person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this provision for any of the following:

      (i)   in  respect of any  claim,  issue or matter as to which such  person shall have been adjudged to be liable to the Corporation in the performance of such person's duty to the Corporation and its shareholders, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is

      (ii) fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine;

      (iii) amounts paid in settling or otherwise disposing of a pending action without court approval; or

      (iv) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

      Delaware General Corporation Law (the "DGCL"), Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of dividends or stock purchase or redemption under section 174 of DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Subsection 1 of
Section 16 of our Amended and Restated Certificate of Incorporation, as amended, eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

      In addition, Section 145 of the DGCL which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement in actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines that such person is entitled to indemnity despite the adjudication of liability. The statute provided that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Section 16 of our Amended and Restated Certificate of Incorporation provides for such indemnification of our directors and officers as permitted by Delaware law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................ $  3,731.13
NASD registration fee....................................... $  3,670.00
Printing expenses........................................... $     2,000*
Legal fees.................................................. $    40,000*
Accounting fees............................................. $     5,000*
Miscellaneous............................................... $  2,598.87
                                                             -----------
Total....................................................... $    57,000
                                                             ===========
----------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Except as set forth herein, there were no other issuances of restricted securities by the Company during the three-year period ended June 30, 2005.

      As of July 31, 2005, we had sold 10,666,670 shares of the Company's Common Stock (the "Shares") for total gross proceeds of $3,200,000 in a private placement of its securities, on a best efforts, $750,000 minimum, $3,200,000 maximum basis (the "Offering"). We received net proceeds of approximately $2,784,000, after deducting fees payable to the placement agent. These fees included a 10% Commission equal to $320,000, a 3% Non Accountable Fee of
$96,000, as well as other transaction expenses payable by the Registrant. The proceeds received in this Offering will first be used to repay approximately

$100,000 of outstanding principal and accrued interest owed to Allied International Fund. The remaining proceeds from the Offering will be used for research and development, marketing and for working capital and general corporate uses. We may also use proceeds from this Offering to fund its acquisition of new products. The Shares were offered to certain institutional and other accredited investors without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

      On June 6, 2005, we issued an aggregate of 6,000,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), to the then existing shareholders of IBP, pursuant to the Securities Exchange Agreement and Plan of Reorganization dated as of April 5, 2005 by and among the Company, InfoByPhone, Inc. ("IBP") and the shareholders of IBP. Also on June 6, 2005, we issued an aggregate of 500,000 Shares as a finder's fee to Vertical Capital Partners, Inc.

      On June 9, 2005, we issued an aggregate of 216,000 shares of common stock to Giosue LLC, Gary Schonwald, Bruce Shalett and Verity SanSouci. Giosue LLC received 75,000 Shares, Gary Schonwald received 50,000 Shares, Bruce Shalett received 75,000 Shares and Verity SanSouci received 16,000 Shares. Also on June 9, 2005, we issued an aggregate of 197,896 Shares to Robert DePalo and Robert Fallah, who each received 98,948 Shares. All of these shares were issued under the Exchange Agreement.

      On June 9, 2005, we issued an aggregate of 1,500,000 shares of common stock (the "Consultant Shares"), to Strategic Partners Consulting LLC, Boston Financial Partners and Adam Rentzer (collectively, the "Consultants"), pursuant to the terms of the Consulting Agreements and in partial consideration of the services to be provided under the Consulting Agreements. Strategic Partners Consulting LLC received 625,000 Consultant Shares, Boston Financial Partners received 625,000 Consultant Shares and Adam Rentzer received 250,000 Consultant Shares.

      The issuance of all of the above-described Shares, did not require registration under the Securities Act, pursuant to the exemption available under the provisions of Section 4(2) of the Securities Act. There was no underwriter or placement agent involved in these transactions.

      Except as described below, there were no sales of unregistered securities by Ocean West during the year ended September 30, 2004. In November 2002, we issued 500 shares of our Series M preferred stock to one investor, at a purchase price of $1,000 per share for net cash proceeds of $500,000. The issuance was made in reliance of Section 4(2) of the Securities Act. During fiscal year ended September 30, 2003, the Company redeemed all 500 shares of its Series M preferred stock for $1000 per share.

      Ocean West registered 5,247,676 common shares and 3,000,000 common stock purchase warrants on a registration statement (file number 333-86484) which became effective on August 12, 2002. On August 12, 2002 all of the warrants and 300,000 of the shares were sold to the underwriter, Monogenesis Corporation, most of which were distributed by Monogenesis to its shareholders as described in the registration statement. Each warrant may be exercised by holders to purchase one common share at a price of $1.25 per share through June 12, 2003. The remaining shares registered represent the 3,000,000 common shares underlying the warrants and 1,965,776 shares held by security holders. Ocean West received $13,104 for such shares and warrants which it used as working capital. In June 2003, 1,000 warrants were exercised with net proceeds of $1,250 received by Ocean West which it used as working capital. The remaining warrants expired in accordance with their terms as of June 30, 2003. There were no other net offering proceeds to Ocean West as the unexercised warrants expired.

      The selling security holders are expected to offer their shares for sale from time to time (but not through Monogenesis). The offering price for the sale of selling shareholder shares until the shares were quoted on the OTC Bulletin Board was $1.70 per share. Ocean West does not know the amount, if any, of shares sold by selling shareholders.

      On July 1, 2004, the Company executed a subscription agreement ("July Agreement") with Consumer Direct of America, a Nevada corporation ("CDA"). The July Agreement provides that the Company would sell and CDA would subscribe for 1,500,000 shares of senior preferred stock of the Company for $1,500,000.

      On July 15, 2004, Marshall L. Stewart, Daryl S. Meddings, Enfo Loan Corporation, Kingsley and Nancy Cannon and Dale and Suzanne Delmege agreed to sell 4,921,930 of their shares of common stock of the Company to CDA in exchange for 622,388 shares of CDA (the "Transfer"). The Transfer constitutes a change in control of the Company.

      On August 1, 2004, the Company executed a subscription agreement ("August Agreement") with CDA. The August Agreement provides that the Company would sell and CDA would subscribe for 500,000 shares of senior preferred stock of the Company for $500,000.

      On September 1, 2004, the Company executed a subscription agreement ("September Agreement") with CDA. The September Agreement provides that the Company would sell and CDA would subscribe for 250,000 shares of senior preferred stock of the Company for $250,000.

      On September 28, 2004, the Company executed a cancellation agreement ("Cancellation Agreement") with CDA. The Cancellation Agreement provided that the Company and CDA agree to cancel and rescind the July Agreement, the August Agreement, and the September Agreement. The Agreement also provides that the Company would upon board approval issue 2,250 shares of preferred stock of OWE for a value of $1,000 per share or $2,250,000, which was previously subscribed to by CDA pursuant to the July Agreement, the August Agreement, and the September Agreement, to CDA.

      During the quarter ended September 30, 2004, OWE issued 2,250 shares at a value of $1,000. At September 30, 2004 there was a stock subscription receivable of $1,022,425 which was subsequently paid in full.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits

                                     EXHIBIT

NUMBER         DESCRIPTION
------         -----------------------------------------------------------------

3.1            Articles of Incorporation, as amended(1)

3.2            By-Laws(1)

4.1 Common Stock Purchase Warrant Agreement Between Ocean West Holding Corporation and Registrar and Transfer Company(1)

**5.1          Opinion of Robinson & Cole, LLP

10.1           Securities Exchange Agreement and Plan of Reorganization(2)

**10.2         InfoByPhone, LLC Ohio Lease

**10.3         Manila Lease

16.1           Letter from DeJoya & Company, dated August 1, 2005(4)

16.2           Letter from Chavez and Koch, CPA, dated January  31, 2005(5)

16.3           Letter from Hein & Associates LLP, dated September 8, 2004(6)

**21.1         Subsidiaries

21.2           Assignment and Assumption of Liabilities Agreement, dated May 23,
               2005(3)

**23.1         Consent of Robinson & Cole, LLP

**23.2         Consent of Webb & Company, PA

99.1           Form of Subscription Agreement(7)

99.2           Ocean West Press Release(2)
----------
** filed with this Registration Statement
(1) Incorporated herein by reference from Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-95927), filed on February 1, 2000.
(2) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K, filed on June 9, 2005.
(3) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K/A, filed on August 11, 2005.
(4) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K, filed on August 2, 2005.
(5) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K, filed on February 4, 2005.
(6) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K, filed on September 8, 2004.
(7) Incorporated herein by reference from Exhibit to the Registrant's Current Report on Form 8-K/A, filed on July 11, 2005.

ITEM 28. UNDERTAKINGS.

                        The registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Vero Beach, Florida on September 13, 2005.

                                         OCEAN WEST HOLDING CORPORATION


                                         By: /s/ Darryl Cohen
                                           ------------------------------------
                                           Darryl Cohen, Chief Executive Officer
                                           and Chief Financial Officer

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.


       SIGNATURE                       TITLE                        DATE
-----------------------   --------------------------------    ------------------

/s/ Darryl Cohen
-----------------------   Chairman of the Board and Chief     September 13, 2005
    Darryl Cohen          Executive Officer (Principal
                          Executive Officer and
                          Chief Financial Officer)

/s/ Sandro Sordi
-----------------------   Director                            September 13, 2005
    Sandro Sordi

/s/ Alan Smith
-----------------------   Director                            September 13, 2005
    Alan Smith

                                  EXHIBIT INDEX

Exhibit
Number                 Description
------                 -----------

5.1                    Opinion of Robinson & Cole, LLP

10.2                   InfoByPhone, LLC Ohio Lease

10.3                   Manila Lease

21.1                   Subsidiaries

23.1                   Consent of Robinson & Cole, LLP

23.2                   Consent of Webb & Company, PA